ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2006

DATED AS OF MARCH 23, 2007

Minco Silver Corporation

Suite #2772, 1055 West Georgia Street,

Vancouver, British Columbia,

Canada V6E 3P3

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

5

CURRENCY

5

DOCUMENTS INCORPORATED BY REFERENCE

5

GLOSSARY OF TERMS

5

CORPORATE STRUCTURE

7

INTERCORPORATE RELATIONSHIPS

8

Organizational Chart

8

GENERAL DEVELOPMENT OF THE BUSINESS

9

Three Year History

9

DESCRIPTION OF THE BUSINESS OF THE COMPANY

12

Principal Mining Interests

12

The Silver Standard Agreement

16

Marketing Plan and Strategies

16

Employees and Premises

16

DESCRIPTION OF MINERAL PROPERTIES

16

BACKGROUND TO MINING IN CHINA

23

General Background

23

Foreign Investment

24

Co-operative Joint Ventures

24

Ownership and Regulation of Mineral Resources

25

Mineral Resources Permits

25

Exploration Rights

26

Mining Rights

26

Transferring Exploration and Mining Rights

27

Environmental Laws

27

Chinese-Foreign Co-Operative Joint Ventures

27

Legal Framework

27

Governance and Operations

28

Term

28

Employee Matters

28

Distributions

29

Assignment of Interest

29

Liquidation

29

Resolution of Disputes

29

Expropriation

29

Division of Revenues

29

RISK FACTORS

30

Limited Operating History

30

Exploration and Development is a Speculative Business

30

No Assurance of Production

30

Industry Specific Risks

31

Limited Experience with Development-Stage Mining Operations

31

Factors Beyond Company's Control

31

Uninsured Risks

31

Currency Exchange Rates

31

Competition

31

Future Financing

32

Uncertainty of Estimates

32

Management and Directors

32

Potential Conflicts of Interest

32

Fluctuating Mineral Prices

32

Title to Material Mining Properties and Nature of the Company’s Mining Interests

32

The Mining Industry Is Highly Speculative

33

Risks Related to Doing Business in China

33

DIVIDENDS

36

DESCRIPTION OF CAPITAL STRUCTURE

37

MARKET FOR SECURITIES

37

PRIOR SALES

38

ESCROWED AND POOLED SECURITIES

38

Escrowed Securities

38

Pooled Securities

39

DIRECTORS AND OFFICERS

39

Name, Address, Occupation and Security Holding

39

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

44

Conflicts of Interest

45

LEGAL PROCEEDINGS

45

PRINCIPAL SHAREHOLDERS

45

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

45

TRANSFER AGENTS AND REGISTRAR

45

MATERIAL CONTRACTS

45

INTERESTS OF EXPERTS

47

PROMOTER

47

AUDIT COMMITTEE

47

ADDITIONAL INFORMATION

48

SCHEDULE “A”

49

FORWARD-LOOKING STATEMENTS

Certain items in this report contain forward-looking statements regarding events, financial matters or trends that may affect the Company's future operating results and financial position.  Such statements are subject to risk and uncertainties that could cause the Company's actual results and financial position to differ materially from those anticipated in the forward-looking statements.  These risk factors include, but are not limited to, the fact that the Company is in the exploration stage, will need additional financing to develop its properties and will be subject to certain risks since its properties are located in China.  These risk factors are set forth in more detail below under “Risk Factors.”

CURRENCY

All dollar amounts set forth in this Annual Information Form are expressed in Canadian dollars and referred to as “$” unless otherwise specifically indicated. There are also references in this Annual Information Form to Chinese Renminbi (“RMB”). As at March 23, 2007, the closing rate for one Canadian dollar in RMB was C$1.00 = 6.68820 RMB as reported by the Bank of Canada.

DOCUMENTS INCORPORATED BY REFERENCE

The Company’s technical report prepared by P&E Mining Consultants Inc. and entitled Amended and Revised Updated Technical Report dated November 2, 2006 (the “Updated P&E Technical Report”) is hereby incorporated by reference in this Annual Information Form.

GLOSSARY OF TERMS

“757 Team”	means the No. 757 Geo-Exploration Team of the Guangdong Geological Exploration Bureau, an entity owned and controlled by the Guangdong Geological Bureau of the PRC government.
“757 Transfer Agreement”	means the agreement dated November 19, 2004 between 757 Team and Minco China pursuant to which 757 Team agreed to transfer and sell to Minco China the Original Fuwan Silver Permit.
“Additional Permits”	means, collectively the Luoke-Jilinggang Permit, the Guyegang-Sanyatang Permit, the Guanhuatang Permit and the Dadinggang Property.
“Amending Contract”	means the contract dated January 10, 2006 between the Company and GGEDC.
“Assignment Agreement”	means the assignment agreement dated August 20, 2004 between the Company, Minco Gold, Minco China and Minco BVI.
“Baojiang”	means Foshan Baojiang Nonferrous Metals Corporation.
“Changkeng JV Agreement”	means the formal joint venture agreement dated September 28, 2004 between Minco Gold, GGEDC, Zhenjie, Baojiang and GD Gold.
“Changkeng Permit”

means the reconnaissance survey exploration permit (#0100000630294) which expires on September 10, 2008 in respect of the 1.19 km2 Changkeng gold property in Gaoyao City of Guangdong Province in southern China.

“Changkeng Property”	means the 1.19 km2 Changkeng gold property in Gaoyao City of Guangdong Province in southern China which adjoins the property underlying the Fuwan Silver Permit.

“Company”	means Minco Silver Corporation.
“Dadinggang Property”

means the reconnaissance survey exploration permit (#0100000620526) which expires on April 7, 2008 in respect of the 0.395 km2 Dadinggang silver and multi-metals property in Gaoyao City of Zhaoqing City in Guangdong Province.

“First Confirmation Agreement”	means the confirmation agreement dated May 2, 2005 between Minco Gold, Minco China and Minco Silver.
“Fuwan JV Agreement”	means the formal joint venture agreement dated September 28, 2004 between the Company and GGEDC.
“Fuwan Permits”	means, collectively, the Fuwan Silver Permit and the Additional Permits.
“Fuwan Property”

means the Fuwan silver property which is located in Guangdong Province in southern China beside the Xijiang River consisting of the following three components: (i) the properties which are the subject of the Fuwan Silver Permit; (ii) the properties which are the subject of the Luoke-Jilinggang Permit and the Guyegang-Sanyatang Permit; (iii) the Dadinggang exploration permit ; and (iv) Minco Gold’s interests in the silver mineralization located on the Changkeng Property.

“Fuwan Silver Permit”

means the reconnaissance survey exploration permit (# 0100000520120) in respect of the 0.79 km2 Fuwan silver property in Gaomong Region, Foshan City of Guangdong Province issued to Minco China and having validity from July 20, 2005 to July 20, 2007.

“GD Gold”	means Guangdong Gold Corporation.
“GGEDC”	means Guangdong Geological Exploration and Development Corp., an entity owned and controlled by the Guangdong Geological Bureau of the PRC government.
“Guanhuatang Permit”

means the reconnaissance survey exploration permit (# 0100000510045) in respect of the 37.38 km2 Guanhuatang silver and multi-metals property in Foshan City of Guangdong Province issued to Minco China and having validity from April 7, 2005 to April 7, 2008.

“Guyegang-Sanyatang Permit”

means the reconnaissance survey exploration permit (# 0100000510047) in respect of the 91.91 km2 Guyegang-Sanyatang silver and multi-metals property in Gaomong Region, Foshan City of Guangdong Province issued to Minco China and having validity from April 7, 2005 to April 7, 2008.

“Luoke-Jilinggang Permit”

means the reconnaissance survey exploration permit (# 0100000510046) in respect of the 75.55 km2 Luoke-Jilinggang silver and multi-metals property in Gaoyao City, Zhaoqing City of Guangdong Province issued to Minco China and having validity from April 7, 2005 to April 7, 2008.

“Minco BVI”	means Minco Silver Ltd.
“Minco China”	means Minco Mining (China) Corporation.
“Minco Gold”	means Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”).
“Minco Silver”	means Minco Silver Corporation.

“Original Fuwan Silver Permit”

means the reconnaissance survey exploration permit (# 440000040093) in respect of the 0.79 km2 Fuwan silver property in Gaomong Region, Foshan City of Guangdong Province, legally conferred to 757 Team by Guangdong Department of Land and Resources on September 12, 2003.

“Preliminary Changkeng JV Agreement”	means the preliminary joint venture agreement dated April 16, 2004 between Minco Gold, GGEDC, Zhenjie and Baojiang.
“Preliminary Fuwan JV Agreement”	means the preliminary Fuwan joint venture agreement dated April 16, 2004 and amended August 18, 2004 between Minco BVI and GGEDC.
“RMB”	means the Chinese currency Renminbi.
“Second Confirmation Agreement”	means the confirmation agreement dated August 24, 2006 between Minco Gold, Minco China and Minco Silver.
“Transfer Confirmation Agreement”	means the confirmation agreement dated November 19, 2004 between 757 Team, GGEDC and Minco China.
“Zhenjie”	means Zhuhai Zhenjie Development Ltd.

CORPORATE STRUCTURE

Minco Silver Corporation (“Minco Silver” or the “Company”) is a British Columbia corporation whose common shares trade on the Toronto Stock Exchange (“TSX”) under the trading symbol “MSV”.  The Company was incorporated under the laws of the Province of British Columbia on August 20, 2004 and commenced operations on October 1, 2004.  Minco Silver is currently engaged in the identification, acquisition and exploration of precious metal mineral projects in the People’s Republic of China (“PRC”).

The principal executive office and registered office of the Company is located at Suite #2772, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3P3, telephone number 604-688-8002, fax number 604-688-8030 and email address info@mincosilver.ca.

On August 20, 2004, Minco Gold caused the Company to be incorporated under the laws of the British Columbia.  Minco Silver has one subsidiary, Minco Silver Ltd., a British Virgin Island corporation (“Minco BVI”).

Organizational Chart

The following chart sets forth the Company's corporate structure, including its significant subsidiaries, related parties and their jurisdictions of incorporation along with the various mineral interests held by each of them, as at the date of this Annual Information Form.

MINCO SILVER CORPORATION

INTERCORPORATE STRUCTURE

Notes to Intercorporate Relationships:

(1)

The Fuwan Silver Permit and the Additional Permits.  Minco Silver and GGEDC agreed pursuant to the Amending Contract that, subject to the payment of the applicable purchase price, Minco Silver (through Minco China) would hold a 100% interest in the Fuwan Permits, subject to GGEDC retaining a 10% net profit interest in the properties subject to the Fuwan Permits.

(2)

Minco Silver, Minco China and Minco Gold have confirmed pursuant to the Second Confirmation Agreement that Minco China holds the Fuwan Permits on behalf of and in trust for Minco Silver and that Minco Silver has the sole authority to direct Minco China in the future as to any transfer or other transaction relating to the Fuwan Permits. Minco Gold and Minco China agreed in the Second Confirmation Agreement not to transfer, sell, pledge, grant security interests in, or otherwise encumber, in any manner whatsoever, the Fuwan Permits. In addition, Minco Gold agreed pursuant to the Second Confirmation Agreement not to transfer or sell any of its ownership or equity interest in Minco China or encumber its interest in any way if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China. Likewise, Minco China agreed pursuant to the Second Confirmation Agreement not to enter into any agreement or grant any option or right for the purchase, sale, transfer or issuance of any ownership or equity interests in Minco China if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China.

Notes to Intercorporate Relationships:  (Contiued)

(3)

Minco Silver’s interest in the Changkeng Property relates to the assignment to it by Minco Gold of Minco Gold’s right to earn up to a 51% interest in the Changkeng Property’s silver mineralization pursuant to the Preliminary Changkeng JV Agreement.  However, the Changkeng Permit has yet to be acquired by the Changkeng JV and Minco Silver’s interest in the silver mineralization of the Changkeng Property is entirely dependent on: (i) the Changkeng JV (or Minco Gold directly) acquiring the Changkeng Permit; and (ii) Minco Gold acquiring and maintaining a 51% interest in the Changkeng JV (or in the Changkeng Property).

(4)

The formal Changkeng JV is not yet established.  The framework for the Changkeng JV is set out in the Changkeng JV Agreement dated September 28, 2004 among Minco Gold, GGEDC, Zhenjie, Baojiang and GD Gold.  If the Changkeng JV is established and acquires the Changkeng Permit then it shall hold 100% of the exploration rights to the gold and other minerals on the Changkeng Property including subject to the discussion under “Risk Factors – Title to Mineral Mining Properties and Nature of the Company’s Mining Interests”, the silver mineralization thereon.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY

Minco Silver Corporation is a British Columbia corporation whose common shares trade on the Toronto Stock Exchange (“TSX”) under the trading symbol MSV.  The Company was incorporated under the laws of the Province of British Columbia on August 20, 2004 and commenced operations on October 1, 2004.  The principal executive office of the Company is located at Suite #2772, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3P3, , telephone 604-688-8002.  Through joint ventures with Chinese governmental entities, and others, the Company is engaged in the acquisition, exploration and development of precious and base metal mineral projects in the People’s Republic of China.

At present, the Company's property is in the exploration stage and further exploration will be required before final evaluations as to the economic and legal feasibility can be determined.  The Company’s property has no known body of commercial ore, nor are any such properties at the commercial development or production stage.  No assurance can be given that commercially viable mineral deposits exist on any of the Company’s properties.  Further, the Company’s interest in joint ventures, which own properties, will be subject to dilution if the Company fails to expend further funds on the projects.  The Company has not generated cash flows from operations.  These facts increase the uncertainty and risks faced by investors in the Company.   For more information see "Risk Factors."

Overview

In 2004, Minco Gold caused the Company to be incorporated under the laws of British Columbia.  Minco Gold also has four other subsidiaries: (i) Minco Mining (China) Corporation, a Chinese corporation (“Minco China”); (ii) Minco Silver Ltd., a British Virgin Island corporation (“Minco BVI”); (iii) Triple Eight Mineral Corporation (“Temco”), incorporated in the British Virgin Island and (iv) Minco Base Metals Corporation, a British Columbia corporation (“Minco Base Metals”).  Minco China, Minco BVI and Minco Base Metals are wholly owned by Minco Gold. These subsidiaries were incorporated partly for the purpose of facilitating Minco Gold’s plan to segregate its gold, silver and base metal projects into separate corporations.

At an Annual General and Special Meeting of Shareholders of Minco Gold held on June 27, 2005 the shareholders of Minco Gold approved the undertaking of a reorganization of its exploration activities through a segregation of silver and base metal activities from its gold properties.  As part of this reorganization, the shareholders of Minco Gold approved the distribution to Minco Gold’s shareholders a total of 6,500,000 common shares (pro-rata to the shareholders of Minco Gold) of the Company. The distribution was subject to change at the discretion of the Company’s board of directors.  This was intended to represent a one time distribution leaving Minco Gold with 7,500,000 million common shares in the Company.

The amount of capital reduction would have been fixed upon the distribution of the Company’s common shares based on their trading value at the distribution date. For example, if the trading value of shares of the Company is $1.00, the capital reduction will amount to $6,500,000.  It is anticipated that a court order will not be required to effect the reduction in capital.  Notwithstanding the special resolution passed by the shareholders of Minco Gold, the directors of Minco Gold were authorized and empowered to revoke the resolution at any time prior to the effective date and to determine not to proceed with the reduction of its paid up capital without further approval of the shareholders of the Company.

On August 1, 2006 Minco Gold announced that it had decided not to proceed with the Proposed Distribution of up to 6.5 million common shares of Minco Silver Corporation.  The Proposed Distribution had proven to be a complex and costly process, particularly to Minco Gold’s US shareholder base, and would have subjected Minco Silver to registration with the SEC and ongoing US filing requirements pursuant to applicable securities laws, including Sarbanes Oxley legislation.  In addition, due to the significant increase in the share price of Minco Silver, it would have resulted in a reduction of the share capital of Minco Gold (in the amount of the value of the Minco Silver shares to be distributed) to such an extent that Minco Gold would have had a shareholders’ deficiency that would jeopardize its AMEX listing.  Minco Gold would also have been subject to a heavy tax burden in Canada amounting to several million dollars, dependent on the price of the shares of Minco Silver at the time of the Proposed Distribution.  Minco Gold’s management team and board of directors worked diligently in consultation with both US and Canadian legal and tax advisors, in an attempt to find a solution to this issue that would be in the best interests of Minco Gold and all of its shareholders.

Financial

The Company was incorporated on August 20, 2004 and established its financial year end as December 31. At present the Company has no income from its operations and none of its properties have reserves nor are in production.  The Company’s ability to finance the exploration and development, if warranted, of its mineral properties, to make concession payments and to fund general and administrative expenses are therefore dependent upon its ability to secure financing.

Year Ended December 31, 2006

On November 10, 2006 the Company announced that had filed a final short form prospectus and entered into an underwriting agreement with a syndicate of underwriters (the “Underwriters”) led by CIBC World Markets Inc. and including Canaccord Capital Corporation and Sprott Securities Inc., in respect of an offering (the “Offering”) of 5,000,000 units at a price of $3.00 per unit for aggregate proceeds of $15,000,000.  Each unit would consist of one common share and one-half of one common share purchase warrant, with each whole warrant being exercisable at $3.45 per common share for a period of 18 months from the closing of the Offering. The Underwriters also had an option to purchase up to an additional 750,000 common shares and 375,000 warrants to cover over-allotments and for market stabilization purposes for a period of 15 days from the closing of the Offering.  The net proceeds of the Offering were to be used by the Company to fund the exploration and development program on the Fuwan Silver Property and for general working capital purposes.  On November 17, 2006 the Company announced that it had closed the $15,000,000 public offering.

On December 1, 2006 the Company announced that it had completed the sale of an additional 528,200 common shares at a price of $2.80 per Common Share and an additional 375,000 common share purchase warrants at a price of $0.40 per Warrant for gross proceeds of $1,628,960 pursuant to the previously announced exercise of an over-allotment option.  Each Warrant is exercisable at $3.45 per Common Share until May 17, 2008. The Common Shares and Warrants are listed and posted for trading on the Toronto Stock Exchange.  The net proceeds from the Offering and the exercise of the Over-Allotment Option will be used by the Company to fund the exploration and development program on the Fuwan Silver Property and for general working capital purposes.  The securities described herein were not registered under the U.S. Securities Act of 1933, as amended, and were not being offered or sold in the United States unless registered under the Act or unless an exemption from registration is available.

November 2004 – December 31, 2005

In November 2004, the Company completed a non-brokered private placement of 6,000,000 special warrants (the “2004 Special Warrants”) at a price of $0.50 each for gross proceeds of $3 million. In May 2005, the Company closed a private placement of 4,276,000 Special Warrants (the “2005 Special Warrants”) at a price of $1.25 each for gross proceeds of $5,345,000.

A total of 1,876,000 special warrants were sold on a brokered basis through the Company’s agent and the remaining 2,400,000 special warrants were sold by the Company on a non-brokered basis. Included in the non-brokered portion was a subscription by Silver Standard for 960,000 special warrants for aggregate proceeds of $1,200,000.

Each special warrant entitled the holder to be issued one common share of the Company during the period ending the earlier of (i) May 9, 2006; or (ii) the fifth day after a receipt is issued for the prospectus qualifying the conversion of the special warrants. The Company received a receipt for the prospectus on November 8, 2005 and the common shares were issued. The Company paid a cash commission of $187,600 for the funds raised on the brokered portion of the placement plus an underwriting fee of $15,000 and legal and other costs of $46,608.

The May 2005 special warrant offering was the first part of a combined special warrant offering and initial public offering. Regulatory approval of a prospectus, received on November 8, 2005, qualified the conversion of the special warrants into common shares.

On November 8, 2005, a prospectus was receipted by the British Columbia Securities Commission, Alberta Securities Commission and Ontario Securities Commission in respect of an initial public offering by the Company of a minimum of 400,000 of its common shares for $500,000 and the qualification for distribution of 10,276,000 common shares of the Company on conversion of the special warrants, as discussed above.

On December 1, 2005, the Company completed its initial public offering of 920,000 common shares at a price of $1.25 per common share (the “IPO”) for gross proceeds of $1,150,000. Blackmont Capital Inc. (the “Agent”) was paid a cash commission equal to 8% of the proceeds from the sale of common shares pursuant to the IPO and an underwriting and agency fee of $45,000 and legal and other costs of $11,367.

As additional consideration in connection with the IPO and a previously completed special warrant offering, the Company also granted agents’ warrants to the Agent and members of its selling group entitling them to purchase up to 279,600 common shares at an exercise price of $1.25 per common share for a period of 12 months from the IPO closing date and thereafter at a price of $1.50 per common share for an additional six months.

On December 1, 2005, the Company also received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). The Company’s common shares began trading on the TSX on December 2, 2005. The Company’s trading symbol is “MSV”. Following conversion of the special warrants and closing of the initial public offering, the Company had 25,196,000 common shares issued and outstanding, of which Minco Gold owned 55.56%, Silver Standard owned 19.69% and public shareholders own 24.75%.

At December 31, 2006, the Company had approximately $18.7 million in working capital which will be used for: i) funding exploration and development activities of the Fuwan silver project and its other properties; ii) acquisition of additional China silver dominant mineral properties; and iii) general corporate purposes.

DESCRIPTION OF THE BUSINESS OF THE COMPANY

Principal Mining Interests

Minco Silver is engaged in the identification, acquisition and exploration of precious metal mineral projects in the PRC. As described in detail below, the Company currently has interests in a number of silver exploration properties located in southern China, including (i) the properties which are the subject of the Fuwan Silver Permit; (ii) the properties which are the subject of the Luoke-Jilinggang Permit and the Guyegang-Sanyatang Permit; and (iii) the Dadinggang exploration permit.  In addition, Minco Gold has assigned to the Company a right to earn up to a 51% interest in the silver mineralization located on the Changkeng Property in southern China.

Fuwan Silver Property

On August 20, 2004, the Company, Minco Gold, Minco China and Minco BVI entered into an assignment agreement (the “Assignment Agreement”) whereby Minco Gold, Minco BVI and Minco China assigned to the Company their respective interests in each of the following:

a)

the preliminary Fuwan joint venture agreement dated April 16, 2004 and amended August 18, 2004 (the “Preliminary Fuwan JV Agreement”) between Minco BVI and the Guangdong Geological Exploration and Development Corporation (“GGEDC”);

b)

the right to earn the 51% interest in the silver mineralization to be acquired by Minco Gold pursuant to the Changkeng JV Agreement; and

c)

certain additional exploration permits identified by and to be acquired by Minco China, namely the Additional Permits.

In consideration for the assignment of the foregoing interests, the Company issued 14,000,000 common shares to Minco Gold.

The Company and GGEDC entered into a formal joint venture agreement dated September 28, 2004 (the “Fuwan JV Agreement”), which replaced and superseded the Preliminary Fuwan JV Agreement. The Fuwan JV Agreement provided for the establishment of a sino-foreign joint venture with limited liability to be known as “Guangdong Minco-Nanling Gold Co., Ltd.” (the “Fuwan JV”) which would serve as the vehicle through which the Fuwan JV would conduct further exploration and assess the economic viability of developing certain silver deposits.

In particular, the Fuwan JV Agreement contemplated the acquisition by the Fuwan JV of the Original Fuwan Silver Permit and the Additional Permits from No. 757 Geo-Exploration Team of Guangdong Geological Exploration Bureau (“757 Team”).  The Fuwan JV Agreement provides for a total investment of 30 million RMB (the “Fuwan Total Investment”) and registered capital of 15 million RMB. The Fuwan Total Investment was to be funded by the Company as to 70% and by GGEDC as to 30%. The parties to the Fuwan JV Agreement agreed that their respective portions of the Fuwan Total Investment would be made in the following six installments:

a)

within 15 days after the Fuwan JV is granted a business licence and a foreign currency account number, GGEDC and Minco Silver shall contribute 2.1 million RMB and 4.9 million RMB, respectively;

b)

within 3 months after the approval of a contract in respect of the transfer of the Original Fuwan Silver Permit by relevant land and resources administration authorities (the “Contract Commencement Date”), GGEDC and Minco Silver shall contribute 1.2 million RMB and 2.8 million RMB, respectively;

c)

within 6 months after the Contract Commencement Date, GGEDC and Minco Silver shall contribute 1.2 million RMB and 2.8 million RMB, respectively;

d)

within 180 days after the first three instalments are paid, GGEDC and Minco Silver shall contribute 2.1 million RMB and 4.9 million RMB, respectively;

e)

within 540 days after the first three instalments are paid, GGEDC and Minco Silver shall contribute 1.2 million RMB and 2.8 million RMB, respectively; and

f)

within 720 days after the first three instalments are paid, GGEDC and Minco Silver shall contribute 1.2 million RMB and 2.8 million RMB, respectively.

The parties to the Fuwan JV Agreement also agreed that the Company would pay to the 757 Team an acquisition payment in the amount of 1.5 million RMB within 50 days of the Additional Permits being issued to Minco China.

On November 19, 2004, 757 Team and Minco China entered into an agreement (the “757 Transfer Agreement”) pursuant to which 757 Team agreed to transfer and sell to Minco China the Original Fuwan Silver Permit for consideration of 10.33 million RMB to be paid as follows:

a)

40% within 30 days after the approval of the 757 Transfer Agreement by the relevant governmental authorities;

b)

30% within 12 months after the transfer of the Original Fuwan Silver Permit; and

c)

30% within 24 months after the of the Original Fuwan Silver Permit.

On November 19, 2004, 757 Team, GGEDC and Minco China entered into a confirmation agreement (the “Transfer Confirmation Agreement”) which clarified that Minco China would transfer at cost the Original Fuwan Silver Permit to the Fuwan JV within one year after its receipt of the Original Fuwan Silver Permit pursuant to the 757 Transfer Agreement. The Transfer Confirmation Agreement also provided that any expenses incurred in connection with the transfer of the Original Fuwan Silver Permit would be borne by the Fuwan JV. Minco China also agreed thereunder to pre-pay, on behalf of the Fuwan JV, 80,000 RMB to 757 Team as an appraisal fee in respect of the Original Fuwan Silver Permit.

On April 7, 2005, Minco China acquired the Additional Permits on behalf of the Fuwan JV from 757 Team for 1.5 million RMB. The Luoke-Jilinggang Permit and the Guyegang-Sanyatang Permit relate to properties surrounding the area underlying the Fuwan Silver Permit. The Guanhuatang Permit relates to a property that does not form part of the Fuwan Property but is being held for possible future exploration. As at the date of this Annual Information Form, the Company has not expended any funds on the exploration and development of the property underlying the Guanhuatang Permit.

On April 22, 2005, the application submitted by 757 Team and Minco China for the transfer of the Original Fuwan Silver Permit pursuant to the 757 Transfer Agreement was considered in accordance with all the state’s requirements for a title transfer and approved by the Department of Land and Resources of Guangdong Province, thereby approving the transfer application.

On May 2, 2005, Minco Gold, Minco China and Minco Silver entered into a confirmation agreement (the “First Confirmation Agreement”) pursuant to which, among other things, Minco China confirmed that it held the Additional Permits and the right to the Original Fuwan Silver Permit in trust for the Fuwan JV and that, upon the establishment of the Fuwan JV pursuant to the Fuwan JV Agreement and upon the written demand of the Fuwan JV, Minco China would transfer such permits to the Fuwan JV for no additional consideration. Minco Gold also agreed under the First Confirmation Agreement that it would ensure that Minco China remained a wholly-owned subsidiary of Minco Gold until such time as the permits were transferred to the Fuwan JV.

On July 20, 2005 the reconnaissance survey exploration permit (# 0100000520120) in respect of the 0.79 km2 Fuwan silver property in Gaomong Region, Foshan City of Guangdong Province was issued to Minco China (the “Fuwan Silver Permit”), which replaced the Original Fuwan Silver Permit.

On September 26, 2005, the Ministry of Land and Resources of the PRC confirmed receipt of application from Minco China for a new permit in respect of the Dadinggang Property which is adjacent to the property underlying the Fuwan Silver Permit.  The Company received the exploration permit with respect to the Dadinggang Property on which expires on April 7, 2008.

On January 10, 2006, the Company entered into a contract (the “Amending Contract”) with GGEDC to amend the Fuwan JV Agreement.  Pursuant to the Amending Contract, the Company and GGEDC agreed to not proceed with the establishment of the Fuwan JV. Rather, the Company agreed to be responsible for 100% of the exploration and development expenditures relating to the Fuwan Permits, including the entire 10.33 million RMB purchase price for the Fuwan Silver Permit. The parties confirmed that the purchase price (the “Fuwan Purchase Price”) for the Fuwan Silver Permit would be paid by Minco Silver as follows:

a)

40% within 30 days after the date on which approval of the 757 Transfer Agreement is obtained by the relevant governmental authorities (which date was July 20, 2005);

b)

30% within 12 months after the transfer of the Original Fuwan Silver Permit (therefore by July 20, 2006); and

c)

30% within 24 months after the transfer of the Original Fuwan Silver Permit (therefore by July 20, 2007).

As of the date of this Annual Report the Company has paid a total of approximately $1,036,000 (RMB 7,231,000), representing the first two installments payable for the Fuwan Exploration Permit. The remaining installment of RMB 3,099,000 (approximately $436,000) is due on July 20, 2007.

Pursuant to the Amending Contract, upon satisfaction of the Fuwan Purchase Price, the Company will hold, through Minco China, a 100% interest in the Fuwan Permits, subject to GGEDC retaining a 10% net profit interest in the properties subject to the Fuwan Permits. GGEDC also agreed pursuant to the Amending Contract to provide certain services and technical support to the Company, including, for instance, (i) assisting in respect of the application for exploration permits; (ii) assisting in respect of the application for land titles and infrastructure permits; and (iii) facilitating contacts and relationships with government authorities.

On August 24, 2006, Minco Silver, Minco China and Minco Gold entered into a second confirmation agreement (the “Second Confirmation Agreement”) pursuant to which the parties thereto confirmed, among other things, that Minco China holds the Fuwan Permits on behalf of and in trust for Minco Silver and that Minco Silver has the sole authority to direct Minco China in the future as to any transfer or other transaction relating to the Fuwan Permits. Minco Gold and Minco China agreed in the Second Confirmation Agreement not to transfer, sell, pledge, grant security interests in, or otherwise encumber, in any manner whatsoever, the Fuwan Permits. In addition, Minco Gold agreed pursuant to the Second Confirmation Agreement not to transfer or sell any of its ownership or equity interest in Minco China or encumber its interest in any way if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China. Likewise, Minco China agreed pursuant to the Second Confirmation Agreement not to enter into any agreement or grant any option or right for the purchase, sale, transfer or issuance of any ownership or equity interests in Minco China if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China.

Changkeng Property

On April 16, 2004, Minco Gold, GGEDC, Zhuhai Zhenjie Development Ltd. (“Zhenjie”) and Foshan Baojiang Nonferrous Metals Corporation (“Baojiang”) entered into a preliminary joint venture agreement (the “Preliminary Changkeng JV Agreement”) to explore and develop the mineral property underlying the Changkeng Permit. The target mineral on the Changkeng Property is gold but the property is known to also contain silver mineralization.

On August 20, 2004, the Company, Minco Gold, Minco China and Minco BVI entered into the Assignment Agreement whereby Minco Gold, Minco BVI and Minco China assigned to the Company their respective interests in, among other things noted above, Minco Gold’s right to earn up to a 51% interest in the Changkeng Property’s silver mineralization pursuant to the Preliminary Changkeng JV Agreement.

The Preliminary Changkeng JV Agreement was superseded by a formal joint venture agreement dated September 28, 2004 (the “Changkeng JV Agreement”) made among the original four parties to the preliminary joint venture agreement and a fifth company, Guangdong Gold Corporation (“GD Gold”). The Changkeng JV Agreement provides for the establishment of a sino-foreign joint venture with limited liability to be named Guangdong Minco-Jinli Mining Co., Ltd. (the “Changkeng JV”) to explore and develop non-ferrous and precious metals resources. The Changkeng JV Agreement provides that the total investment of the Changkeng JV (the “Changkeng Total Investment”) will be 100 million RMB and that the registered capital of the Changkeng JV will be 50 million RMB. The contribution proportions of the parties to the Changkeng JV Agreement are as follows: GGEDC - 19%; Minco Gold - 51%; Zhenjie - 18%; Baojiang - 10%; and GD Gold - 2%. To earn a 51% equity interest in the Changkeng JV, Minco Gold must contribute 51 million RMB of the Changkeng Total Investment in six instalments.

The parties to the Changkeng JV Agreement agreed that following the establishment of the Changkeng JV, the parties would take the necessary steps to acquire the Changkeng Permit from 757 Team for total consideration of 33 million RMB.  The original Changkeng Permit expired in September 2004 but was renewed on September 6, 2005. The renewed Changkeng Permit expired on September 10, 2006.  The Changkeng Permit was renewed and expires on September 10, 2008.

The Company’s conditional interest in the silver mineralization underlying the Changkeng Permit is dependent upon Minco Gold acquiring and maintaining an interest in the Changkeng Permit in accordance with the terms of the Changkeng JV Agreement or in some other fashion. In the event that Minco Gold does not obtain an interest, or loses or alienates any or all of its interest, in the Changkeng Permit, the Company’s potential interest in the silver mineralization underlying the Changkeng Permit will be lost.

As at the date of this Annual Information Form, the Changkeng JV had not yet been established and no contract has been entered into by the parties to the Changkeng JV Agreement with 757 Team to acquire the Changkeng Permit. 757 Team applied to renew the Changkeng Permit.  The Permit was renewed and now expires on September 10, 2008.  The parties to the Changkeng JV Agreement have agreed that the Changkeng Permit be transferred by 757 Team to Minco China to be held by Minco China for and on behalf of the proposed Changkeng JV.  Minco Gold expects that the parties to the Changkeng JV Agreement shall make a determination in 2007 as to whether or not the parties will proceed with establishing the Changkeng JV as described in the Changkeng JV Agreement or whether, alternatively, Minco Gold shall purchase some or all of the minority interests of the other parties to the Changkeng JV Agreement.

Minco Gold has agreed pursuant to the Second Confirmation Agreement to take all commercially reasonable steps to obtain as quickly as possible and to maintain, at least a 51% interest in the mineral exploration rights to the Changkeng Property (including the rights to the silver mineralization), either by means of a joint venture or otherwise, and to provide Minco Silver with the exclusive right to earn a 51% interest in the silver mineralization relating to the Changkeng Property.  Article 90 of the Changkeng JV Agreement provides that the agreement shall become effective upon its approval by the Chinese Department of Foreign Economy and Trade. The parties to the Changkeng JV Agreement have not yet taken steps to obtain such approval due to the uncertainty surrounding the future plans for the proposed Changkeng JV.

The Silver Standard Agreement

The Company, Minco Gold and Silver Standard Resources Inc. (“Silver Standard”) entered into a strategic alliance agreement dated October 4, 2004 (the “Silver Standard Agreement”). The Silver Standard Agreement provides that Minco Gold shall acquire silver-dominant projects in China only through Minco Silver and that all silver-dominant projects located in China that are brought to the attention of Minco Gold shall be referred to Minco Silver.  The Silver Standard Agreement further provides that Silver Standard shall not actively explore for or seek out silver-dominant projects located in China but shall be entitled to acquire interests in silver-dominant projects located in China that are brought to its attention on an unsolicited basis.  In the event a silver-dominant property is brought to the attention of either Minco Gold or Minco Silver and Minco Silver determines not to acquire an interest in the property, Minco Gold or Minco Silver, as the case may be, shall provide Silver Standard with the opportunity to acquire an interest in that property prior to providing the opportunity to third parties.  Similarly, in the event that a silver-dominant property is brought to the attention of Silver Standard and Silver Standard determines not to acquire an interest in that property, Silver Standard shall provide Minco Silver with the opportunity to acquire an interest in that property prior to providing the opportunity to third parties.  The Silver Standard Agreement further provides that on and after Minco Silver becoming a reporting issuer in Canada or registered in the United States or so long as management of Minco Silver is provided by Minco Gold, management of Minco Silver shall nominate for election as directors of Minco Silver five persons - two of whom shall be representatives of Minco Gold, one of whom shall be a representative of Silver Standard and two of whom shall be independent of Minco Gold and Silver Standard.

As shareholders of the Company, each of Minco Gold and Silver Standard agreed to vote their shares of the Company to elect as directors of the Company the representatives of Minco Gold and Silver Standard nominated by Minco Silver’s management. The Company and Silver Standard share two common directors - Robert Quartermain and William Meyer. Mr. Quartermain is also the President of Silver Standard. The Company and Minco Gold share two common directors - Ken Z. Cai and William Meyer.  In addition, the Silver Standard Agreement provides Silver Standard with the entitlement, at its sole election, to participate in all future offerings of common shares of Minco Silver to maintain its interest at 30% of the issued and outstanding shares of Minco Silver or increase its interest to up to 30% of the issued and outstanding shares of Minco Silver.  This preferential purchase right will expire ten years from the date of the Silver Standard Agreement.

Marketing Plan and Strategies

The Company's goal is to become a leading foreign silver mining company in China.  Minco Silver has established strong ties with Chinese governmental bureaus and also with Chinese mining enterprises.  The Company's senior management has in-depth experience with the intricacies of Chinese mining laws, and permitting and licensing procedures.  The Company's goal is to build a portfolio of high-quality properties in China, as well as maintaining strategic relationships with premier mining enterprises in China.

Employees and Premises

The Company currently shares 51 full time employees with Minco Silver, of which 9 employees, are located in Vancouver, British Columbia and the other 42 are located in China.  The Company has allocated funds to recruit additional consultants to assist with exploration programs on its properties in China.  The Company believes its current premises will provide adequate space for expansion over the next three years.

DESCRIPTION OF MINERAL PROPERTIES

The information in this section has been derived from and is based on the assumptions, qualifications and procedures set out in the Updated P&E Technical Report prepared under the supervision of Eugene Puritch, P.Eng of P&E Mining Consultants Inc. (“P&E”), a mining services consulting company retained by the Company, and Tracy Armstrong, P.Geo, who was retained as a consultant by P&E.  Each of the foregoing individuals is a “qualified person” for purposes of NI 43-101 and independent of the Company.

The Mineral Resource estimates contained in the Technical Report are based on CIM standards. The following is the executive summary from the Updated P&E Technical Report. In addition, the Updated P&E Technical Report has been specifically incorporated by reference into this Annual Information Form. Defined terms and abbreviations used herein and not otherwise defined shall have the meanings ascribed to such terms in the Updated P&E Technical Report. See “Documents Incorporated By Reference”.

Executive Summary

The Fuwan Property is located in Guangdong Province in the southern portion of the People’s Republic of China (“PRC”), 45 kilometres southwest of Guangzhou, the capital city of Guangdong and 2 kilometres northwest of the town of Fuwan, population 30,000.

The Fuwan Property is comprised of (i) the properties which are the subject of the Fuwan Silver Permit, the Luoke-Jilinggang Permit and the Guyegang-Sanyatang Permit, each of which are held by Minco China in trust for and on behalf of Minco Silver; and (ii) Minco Gold’s interests in the silver mineralization located on the Changkeng Property. Minco China holds a fourth permit, the Guanhuatang Permit, in trust for Minco Silver but the resource estimate for the Fuwan Property described in the Technical Report does not include the Guanhuatang property.  The Company has received the exploration permit in res pect of the Dadinggang Property which covers the northeast extension of the Fuwan Silver Deposit, which expires on April 7, 2008. Resources on the Dadinggang Property have been included in the estimate of Inferred Resources set out in the Technical Report.

Minco Silver’s conditional interest in the silver mineralization on the Changkeng Property is dependent upon Minco Gold acquiring and maintaining an interest in such mineralization in accordance with the terms of the Changkeng JV Agreement or in some other fashion. In the event that Minco Gold does not obtain an interest, or loses or alienates any or all of its interest, in the silver mineralization on the Changkeng Property, Minco Silver’s potential interest in the silver mineralization on the Changkeng Property would also be lost. As at the date of the Technical Report, the Changkeng JV had not yet been established and no contract has been entered into by the parties to the Changkeng JV Agreement with 757 Team to acquire the Changkeng Permit or a permit in respect of the silver mineralization on the Changkeng Property.

The Changkeng Gold and Fuwan Silver Deposits are located at the northwest margin of a triangular Upper Paleozoic fault basin, at the margin with the northeast trending Shizhou fault to the northwest, the east-west trending Dashi fault to the south and the northwest trending Xijiang fault to the northeast. Known precious and base metal occurrences and deposits occur predominantly along the margins of the 550 km² basin.

The major structural control of the Changkeng Gold and Fuwan Silver Deposits is an upright, open syncline with its axis trending northeast. The syncline is composed of Lower Carboniferous limestone and Triassic siliciclastic rocks. A low-angle fault zone is developed along the contact between the Lower Carboniferous unit and the Upper Triassic unit. The fault zone is from several meters to tens of meters in width and is occupied by lenticular, brecciated and silicified rocks, brecciated limestone, and silicified sandy conglomerate. The fault zone may have acted as both a feeder conduit and a host structure for the gold and silver mineralization in the area. A set of second-order faults parallel to the major fault were developed in the limestone at the footwall. Silver mineralization also occurs in the second-order faults.

The Changkeng Gold and Fuwan Silver Deposits fall into the broad category of sediment hosted epithermal deposits. At the Changkeng Gold Deposit gold mineralization occurs as lenticular bodies in the brecciated Triassic clastic rocks at the upper portion of the synform zone. The gold zone tends to pinch out toward the hinge of the syncline where it is replaced by silver mineralization at  the Fuwan Silver Deposit.  The Fuwan Silver Deposit is characterized by vein and veinlet mineralization within zones of silicification. The predominant sulphide minerals are sphalerite and galena with lesser pyrite, and rare arsenopyrite, chalcopyrite and bornite. The deposit is poor in gold (typically < 0.2 ppm.).

The greatest volume of silver mineralization lies within the brecciated and silicified fault zone in Zone 1 (lying completely within the fault plane) and Zone 2 (lying partially within the fault plane). Zones 3, 4, 5, and 6 are situated entirely within the footwall; along planar fractures in the limestone. Zone 7 is located in the Luzhou Area, which is along strike to the south west of the main Fuwan Silver Deposit. Zone 8 is located in the Jilinggang Area lying across the Xijiang River, along strike north east of the main Fuwan Silver Deposit.  Preliminary metallurgical test work was carried out by the Guangdong Institute of Mineral Utilization in 1995. Bench scale flotation tests producing a bulk concentrate and a preferential concentrate were performed. The bulk test resulted in a concentrate with recoveries of 94.1% for Ag, 90.1% for Pb and 90.4% for Zn.  The following is a summary of a resource calculation prepared in respect of the Fuwan Property.

The table below are results from the Technical Report prepared by P&E Consulting and the disclosed results are up to Hole 32.  Additional results may be obtained from the Company’s news releases which are located on the Company’s website.

Resource Estimate

On August 22, 2005, the Company retained the services of P & E Mining Consultants Inc. to prepare an updated Technical Report on behalf of Minco Silver Corporation under the guidelines of Canadian National Instruments 43-101 on the Fuwan Silver Project.  The Company filed the 43-101 Report on November 4, 2005 via SEDAR.  The resource estimate below is derived directly from the 43-101 Geological report prepared by P & E Mining Consultants Inc.

Area	Classification	Tonnes	Ag (g/t)	Ag (oz)	Au (g/t)	Pb (%)	Zn (%)
Changkeng(2)	Inferred	3,555,000	154	17,600,000	0.50	0.22	0.77
Fuwan(3)	Inferred	9,942,000	193	61,738,000	0.26	0.19	0.59
Jilinggang(4)	Inferred	440,000	136	1,919,000	0.27	0.21	0.65
Dadinggang(5)	Inferred	2,047,000	171	11,254,000	0.59	0.32	0.65
Luzhou(4)	Inferred	3,024,000	210	20,390,000	0.16	0.21	0.65
Total	Inferred	19,008,000	185	112,901,000	0.32	0.21	0.64

(1)

Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues.

(2)

This refers to the silver mineralization contained on the Changkeng Property. The total Ag Inferred Resource estimate for the Changkeng Property is 6,970,000 tonnes and 34,510,000 Ag (oz). However, the Inferred Resource number has been adjusted in the above table to reflect that based on existing agreements, including the Changkeng JV Agreement, Minco Silver would only be entitled to 51% of the silver mineralization on the Changkeng Property through its arrangements with Minco Gold.

(3)

This refers to the area covered by the Fuwan Silver Permit.

(4)

This area is covered by the Luoke-Jilinggang Permit.

(5)

This area is covered by the Dadinggang Permit.  The Company has received the exploration permit in res pect of the Dadinggang Property which expires on April 7, 2008.

Minco Silver’s Exploration Programs

Up to the present time the Company completed 16,009 metres of drilling in 65 holes on the project.  The programs were carried out in three phases as discussed below.

Phase I Program

A Phase I drilling program at the Fuwan Silver Deposit commenced on December 1, 2005 and was completed in late March 2006. The program was designed to upgrade the resource estimate and to explore along the southwest strike direction toward Luzhou and Dieping and the southeast dip direction of the main Fuwan Silver Deposit.

Nine diamond drill holes with a total footage of 2,435 metres were drilled with specifications as shown in the following table. The drilling program was commissioned to two contractors, Sinorex Drilling Company and 757 Exploration Team. Three rigs were used for this on-going drilling program.

Hole	From (m)	To (m)	Intercept (m)	Average Grade
				Ag(g/t)	Au(g/t)	Pb(%)	Zn(%)
FW 0002	128.55	130.55	2.00	64.50	0.07	0.06	0.25
	133.55	135.60	2.05	71.40	0.10	0.10	0.16
	147.34	152.73	5.39	129.80	0.04	0.10	0.36
	165.35	166.15	0.80	1280.00	0.22	0.08	1.50
	191.25	191.75	0.50	380.00	0.12	0.07	9.83
	195.04	208.00	12.96	234.20	0.26	0.05	1.64
	227.04	228.45	1.41	98.00	0.07	0.02	0.02
FW 0003	242.70	251.80	9.10	284.10	0.27	0.24	0.46
	257.00	264.10	7.10	74.40	0.07	0.09	0.39
	292.30	293.30	1.00	894.00	0.03	1.44	0.69
FW 0004	285.38	287.86	2.48	190.50	0.06	0.14	0.16
	300.23	302.65	2.42	106.80	0.05	0.07	0.12
FW 0005	236.57	252.42	15.85	516.90	0.25	0.10	0.27
FW 0006	129.95	137.25	7.30	261.20	0.16	0.11	0.46
FW 0007	95.00	98.00	3.00	168.00	0.17	0.04	0.12
	115.76	118.16	2.40	1183.40	0.22	0.21	0.50
FW 0008	178.00	179.40	1.40	116.30	0.22	0.34	3.21
	181.87	182.27	0.40	468.50	0.02	0.11	0.07
FW 0009	167.16	167.88	0.72	103.00	0.16	0.06	0.13
	178.15	182.05	3.90	221.40	0.05	0.04	0.31
	232.55	236.28	3.73	292.50	0.08	0.31	0.94

All core intercepts approximate true width.  Additional assay data for gold, lead and zinc are pending.

The Company implemented a complete quality assurance/quality control program for the Phase I and II diamond drill programs. The quality control program consisted of shipping samples in batches of 17 samples, to which was added 1 certified reference material sample, 1 duplicate sample and 1 blank sample.

The certified reference material (“CRM”) fell within acceptable limits for seven of the eight batches in Phase I. The batch six CRM had a relative error of -29.71% when compared with the CRM recommended value.

Duplicate samples for 12 core pairs and 107 pulp pairs were examined for precision.  There were too few core duplicate pairs for any statistical representation but the precision (error) on the pulp duplicate pairs was within the norm at less than 10%.

Phase II Program

Phase-II program has focused on resource expansion in dip and strike directions by step out and infill drilling over the areas with strong and continuous silver mineralization between Line 11 and 43 and Line 3 and 20 defined in Phase I program. 23 holes were designed as either step out or infill holes with purpose to delineate the boundary of major ore zones and upgrade the resource category and 3 twin holes were designed to test the data from holes drilled by the 757 Exploration Team. By the end of September 2006, 25 holes were completed and the last hole was abandoned in early October because of mechanical problems. Assay results for the 25 holes have been received and interceptions of silver mineralization are summarized in the following table:

Hole	From (m)	To (m)	Length (m)	Average Grade
				Ag(g/t)	Au(g/t)	Pb(%)	Zn(%)
FW0010	226.50	227.60	1.10	57	0.09	0.03	0.0015
	250.90	254.90	4.00	183.9	0.04	1.26	0.67
	288.65	289.35	0.70	62.1	0.09	0.17	0.7
FW0011	154.97	156.97	2.00	267.3	0.12	0.08	0.18
	178.63	179.30	0.67	70.00	0.04
FW0012	128.16	134.03	4.48	253.9	0.15	0.31	0.11
	140.37	146.65	6.28	155.6	0.12	0.10	0.49
	201.00	203.20	2.20	154.0	0.20	0.20	1.08
FW0013	237.00	243.00	6.00	575.2	0.41	0.57	2.36
	256.10	265.40	9.30	270.6	0.10	0.37	3.36
FW0014	236.92	240.62	3.70	143.5	0.12	0.09	0.48
	266.15	271.02	4.87	76.1	0.04	0.18	0.84
	287.00	288.20	1.20	228	0.07	1.27	0.52
FW0015	42.29	43.09	0.80	118.0	0.10	0.60	0.53
	50.40	52.44	2.04	81.6	0.10	0.12	0.35
	55.59	56.69	1.10	152.0	0.09	0.04	0.04
FW0016	250.37	250.90	0.53	325	0.11	0.36	1.17
	268.56	270.14	1.58	136.2	0.27	0.24	0.23
FW0017	97.32	98.32	1.00	271	0.16	0.12	0.28
	113.73	114.73	1.00	391	0.11	0.27	2.06
	158.70	161.68	2.98	166.2	0.07	0.49	1.36
FW0018	154.84	158.14	3.30	251.9	0.14	0.17	0.40
	161.10	162.10	1.00	128	0.13	0.09	0.55
	183.10	183.90	0.80	322.8	0.26	0.48	3.18
	195.45	197.45	2.00	90.9	0.01	0.04	0.11
	208.35	209.15	0.80	1930.5	0.11	1.08	2.21
	256.43	256.73	0.30	192.5

Hole	From (m)	To (m)	Length (m)	Average Grade
				Ag(g/t)	Au(g/t)	Pb(%)	Zn(%)
FW0019	223.92	232.77	8.85	338.47	0.09	0.52	0.78
	234.27	236.97	2.70	64.36	0.27	0.15	0.61
FW0020	No Mineralization
FW0021	71.91	80.01	8.10	152.6	0.24	0.16	0.16
	91.10	92.10	1.00	620.5	0.10	0.47	3.27
	95.50	99.93	4.43	176.2	0.15	0.35	0.69
	110.80	111.16	0.36	2100	0.14	9.31	5.80
FW0022	235.20	235.70	0.50	68.00	0.08
FW0023	281.20	282.00	0.80	66	0.04	0.043	0.14
	319.00	319.70	0.70	235	0.04	0.140	0.21
	210.00	216.36	6.36	228.3	0.04
FW0024	86.50	87.60	1.10	234.00	0.18	0.1	0.08
	89.90	93.05	3.15	75.30	0.16	0.11	0.56
	103.07	104.79	1.72	126.40	0.13	0.08	0.28
FW0026	285.06	295.14	10.08	295.8	0.47	0.20	0.67
	301.14	306.39	5.25	236.4	0.06	0.42	0.80
FW0027	255.30	255.90	0.60	92.00	0.10	0.12	0.17
FW0028	277.11	277.47	0.36	292.0	0.06	0.13	0.68
	289.01	289.49	0.48	152.0	0.04	0.11	0.16
FW0029	268.87	270.92	2.05	97.1	0.11	0.08	0.21
	289.06	289.46	0.40	1413.0	0.18	0.95	2.44
FW0030	181.53	182.53	1.00	281.50	0.51	0.44	1.82
	210.00	216.36	6.36	228.30	0.04	0.51	0.34
FW0032	95.87	96.68	0.81	855.00	0.31	0.49	1.79
	132.20	133.65	1.45	98.25	0.28	0.36	0.31
FW0031	108.20	114.00	5.80	55.3	0.38	0.05	0.24
	149.97	150.27	0.30	1095	0.07	1.59	0.76
FW0033	135.31	135.89	0.58	228.00	0.03
	138.99	139.79	0.80	112.50	0.18	0.04	0.42
	143.20	143.66	0.46	498.00	0.07	0.27	0.27
	165.39	166.37	0.98	88.00	0.03	0.03	0.04
FW0034	87.80	89.80	2.00	161.80	0.44	0.08	0.20
	92.80	94.80	2.00	131.50	0.29	0.10	0.09
	97.70	98.70	1.00	65.27	0.20	0.09	0.03
FW0035	65.00	66.60	1.60	114.90	0.29	0.26	2.76
	73.80	78.80	5.00	439.55	0.22	0.40	0.99
	111.10	113.25	2.15	269.50	0.16	1.30	8.26
	117.60	118.50	0.90	181.00	0.13	1.08	4.84

As of September 30, 2006, the Company has completed 8,100m drilling in 34 holes on the project. The current drilling program focuses on the west side of the deposit in a 700m by 500m area outlined from Line 03 to Line 43. The density of drilling grid over the major Fuwan silver zone has been increased to 120-160X80m.

Phase III Program

A 7,850.32m infill drilling program was conducted as Phase III program at Fuwan silver project from the middle October 2006 to the middle of January 2007. 30 holes were drilled and the density of drilling grid over the major silver zone has been increased to 80X80m. Detailed results for the first 11 holes are summarized in the following table:

Hole	From (m)	To (m)	Length (m)	Average Grade
				Ag(g/t)	Au(g/t)	Pb(%)	Zn(%)
FW0025	115.50	118.90	3.40	0.28	345.18	0.10	0.15
	182.85	198.20	15.35	0.17	329.81	0.52	0.99
FW0040	185.00	187.90	2.90	0.13	581.52	0.96	0.54
FW0041	170.25	182.40	12.15	0.57	458.12	0.36	0.68
FW0049	230.03	231.03	1.00	0.15	115.00	0.02	0.06
	245.48	246.48	1.00	0.18	240.00	0.13	0.09
FW0051	321.60	321.85	0.25	0.04	713.00	0.21	0.39
FW0053	284.29	288.25	3.96	0.22	1223.74	0.98	2.02
	300.55	302.02	1.47	0.10	501.52	0.19	1.14
FW0055	194.89	197.63	2.74	0.17	126.17	0.06	0.25
FW0061	132.52	133.52	1.00	0.36	112.00	0.06	0.05
	148.00	149.50	1.50	0.04	348.50	1.01	0.17
	178.16	179.24	1.08	0.08	165.50	1.26	4.43
	204.43	207.20	2.77	0.06	386.20	1.66	3.50
	211.45	213.65	2.20	0.07	106.30	0.28	2.35
FW0062	222.24	226.34	4.10	0.34	268.00	0.07	0.21
	230.52	238.06	7.54	0.21	388.64	0.59	1.23
	261.04	264.48	3.44	0.19	233.57	0.28	2.55
	269.06	269.56	0.50	0.07	700.00	3.99	3.76
	284.00	284.58	0.58	0.10	173.75	0.58	1.76
FW0063	188.22	191.22	3.00	0.11	311.33	0.12	0.16
	199.22	200.22	1.00	0.08	308.00	0.18	0.26
FW0064	221.80	237.00	15.20	0.11	130.93	0.14	0.53

Two concentration areas of silver ore zone have been identified from Line 39 to 15 and from Line 4 to 16 respectively. One sector occurs between Line 39 and 15 and is 500m in length with a maximum width of 400m. 29 holes were drilled over this sector and significant mineralization was intersected in 25 holes. Mineralization within this sector characterized with higher grade, good thickness and good continuity. The sector is still open to the south. The other sector is located between Line 4 and 16 and is 250m in length with a maximum width of 300m. All 14 holes drilled over this sector have intersected mineralization zones with thickness from 1 to 15.85m. The sector is still open to the southeast.

2007 Exploration Program

The Company is currently finalizing the design of its 2007 exploration program on the Fuwan Silver Project.  The 2007 exploration program will consist of the following:

•

infill step out drilling up to 15,000 metres

•

detailed hydrological testing

•

metallurgical drilling and testing

•

environmental assessment

•

geotechnical studies

•

scoping study

The Company plans to apply for a mining license and initiate a full feasibility study on the Fuwan Silver Project during 2007.

Quality Assurance/Quality Control on 2005-2006 Program

A complete quality assurance/quality control program for Phase I and II diamond drill programs was being implemented by Minco Silver. The quality control program consisted of shipping samples in batches of 17 samples, to which was added 1 certified reference material sample, 1 duplicate sample and 1 blank sample.  Samples were sent to the PRA Kunming lab in Yunan province, China, (operated under the supervision of a certified Canadian assayer) for analysis of silver and gold by fire assay with an Atomic Absorption or gravimetric finish. Ten percent of the pulps were re-run at the PRA Vancouver, British Columbia, Canada lab as checks, however it was decided later in the program to send them to an external lab in Vancouver, British Columbia, (ACME Laboratories).  The certified reference material fell within acceptable limits for seven of the eight batches in Phase I. The batch six CRM had a relative error of -29.71% when compared with the CRM recommended value.  Duplicate samples for 12 core pairs and 107 pulp pairs were examined for precision. There were too few core duplicate pairs for any statistical representation but the precision (error) on the pulp duplicate pairs was within the norms at less than 10%.  Twelve independent verification samples were taken during the visit and results comparing the PRA Lab in Kunming, China to the ALS Chemex Lab in Vancouver, British Columbia. All samples are from the Phase I program.

BACKGROUND TO MINING IN CHINA

General Background

China is the world’s fourth-largest country, after Russia, Canada and the United States, with an area of over 9,596,960 square kilometres.  The population of China is estimated at approximately 1.3 billion people.

Industry is the most important sector of the economy of the China, accounting for 52.9 percent of its gross domestic product (“GDP”) in 2004. The mining industry accounted for an estimated 6 percent of the national industrial output in 2004.  Services accounted for 33.3 percent and agriculture accounted for the remaining 13.8 percent of GDP in 2004.  In 2003, agriculture accounted for 49 percent of employment, while industry employed 22 percent and services 29 percent, with the mining industry employing more than 20 million people.  Since 1978, China has been moving from a planned economy to a more open, market-oriented system, with the result that the economic influence of privately owned enterprises and foreign investors has been steadily increasing.  The result of this economic development has been the quadrupling of GDP since 1978.

Agricultural output doubled in the 1980s, and industry has posted major gains, especially in coastal provinces, where foreign investment has helped spur output of both domestic and export goods.  Growth has not been without setbacks, as issues such as inflation, excessive capital investment, inefficient state owned enterprises and banks, and deterioration in the environment have periodically caused the State to backtrack, re-tightening central controls from time to time.

The Chinese legal system is comprised of written statutes and the interpretation of these statutes by the People’s Supreme Court.  The General Principles of the Civil Law of the PRC has been in effect since January 1, 1987.  Continuing efforts are being made to improve civil, administrative, criminal and commercial law especially since China’s accession into the WTO.  This includes the development of laws governing foreign investment in China, including a regime for sino-foreign cooperative joint ventures and increased foreign participation in mineral resource exploration and mining.

Foreign Investment

Direct foreign investment in China usually takes the form of equity joint ventures (“EJVs”), co-operative joint ventures (“CJVs”) and wholly foreign-owned enterprises. These investment vehicles are collectively referred to as foreign investment enterprises (“FIEs”).  An EJV is a Chinese legal person and consists of at least one foreign party and at least one Chinese party.  The EJV generally takes the form of a limited liability company.  It is required to have a registered capital to which each party to the EJV subscribes.  Each party to the EJV is liable to the EJV up to the amount of the registered capital subscribed by it.

The profits, losses and risks of the EJV are shared by the parties in proportion to their respective contributions to the registered capital.  There are also rules and regulations governing specific aspects of EJVs or FIEs, including capital contribution requirements, debt-equity ratio, foreign exchange control, labor management, land use and taxation.  Unlike an EJV, a CJV may be, but need not be, incorporated as a separate legal entity.  The relationship between the parties is contractual in nature.  The rights, liabilities and obligations of the parties are governed by the CJV contract, as is each party’s share of the goods produced or profits generated.  A CJV is considered a legal person with limited liability if it is incorporated as a separate legal entity.

The establishment of FIEs requires the approval of various Chinese government authorities. Generally, the approval authority is determined on the basis of the total amount of investment involved and the location of the project in question. The State Council must approve restricted foreign invested projects having an investment of US$100 million or more, encouraged and permitted foreign investment projects having an investment of US$500 million or more.  Subject to the above, the State Development and Reform Commission and the Ministry of Commerce are authorized by the State Council to approve foreign investment projects under restricted catalogue having an investment of US$50 million or more, and foreign investment projects under the encouraged or permitted catalogue having an investment of US$100 million or more.

Provincial authorities are authorized to approve projects less than the above thresholds under various catalogues.  However, companies which conduct exploration or mining will be required to obtain the approval of the Ministry of Commerce as required by doc. 70 issued by the State of Council in 2000.

Co-operative Joint Ventures

Cooperative joint ventures (“CJVs”) are a form of foreign direct investment in China and are governed by the Law of the PRC on Sino-foreign Cooperative Joint Ventures (implemented in 1988 and revised in 2000) and the PRC Sino-foreign Cooperative Joint Venture Law Implementing Rules (implemented in 1995) (collectively the “CJV Law”).  Foreign investment in mining in China may also take the form of sino-foreign equity joint ventures or wholly foreign owned enterprises.  The CJV Law permits a CJV to choose to operate as a “legal person” by forming a limited liability company, subject to approval by relevant governmental authorities.

In that case, the limited liability company owns all of the CJV’s assets, and the liabilities of the investor are limited as provided in the cooperative joint venture contract entered into between them.  The CJV Law requires investors in a CJV to make an investment or other contribution, which may take the form of cash, material, technology, land use rights, or other property rights.  Investors must satisfy their contribution obligations within the time frame prescribed by their joint venture contract subject to applicable PRC regulations.

Failure to satisfy contribution obligations by investors may lead to penalty and even to the business license being revoked by the governmental authorities.  Profits of a CJV are distributed as agreed by investors in the CJV contract and distributions need not be proportionate to each investor’s contributions. The CJV contract also determines how liquidation proceeds are to be distributed when the CJV contract is terminated.

Ownership and Regulation of Mineral Resources

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of the PRC of 1986, amended effective January 1, 1997, and the Implementation Rules for the Mineral Resources Law of the PRC, effective March 26, 1994.  In order to further implement these laws, on February 12, 1998, the State Council issued three sets of regulations: (i) Regulation for Registering to Explore Mineral Resources Using the Block System, (ii) Regulation for Registering to Mine Mineral Resources, and (iii) Regulation for Transferring Exploration and Mining Rights (together with the mineral resources law and implementation rules being referred to herein as the “Mineral Resources Law”).  Under the Mineral Resources Law, the Ministry of Land and Resources (“MOLAR”) is charged with supervision nationwide of mineral resources prospecting and development.

The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are charged with supervision of mineral resources prospecting and development in their respective administration areas.  The people’s governments of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are charged with coordinating the supervision by the mineral resources administration authorities on the same level.  The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State, and the State Council, the highest executive body of the State, regulates mineral resources on behalf of the State.  The ownership of the State includes the rights to: (i) occupy, (ii) use, (iii) earn, and (iv) dispose of, mineral resources, regardless of the rights of owners or users of the land under which the mineral resources are located.  Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn.  In this way, the State can direct and regulate the development and use of the mineral resources of China.

Mineral Resources Permits

The Provisions in Guiding Foreign Investment and the Industrial Catalogue in Guiding Foreign Investment, which were updated on April 1, 2002 and January 1, 2005 (collectively the “Investment Guiding Regulations”) govern foreign investment in China and categorize industries into four types where foreign investment is: (i) encouraged, (ii) permitted, (iii) restricted, or (iv) prohibited.

In mining industries, “encouraged” projects include the exploration and mining of coal (and its derived resources), iron, manganese, copper and zinc minerals, etc.  “Restricted” projects include the exploration and mining of the minerals of tin, antimony and other noble metals including gold and silver, etc.  “Prohibited” projects include the exploration and mining of radioactive minerals, and rare earth.  Foreign investment is “permitted” if the exploration and mining of the minerals is not included in the other three categories.  Subject to the Investment Guiding Regulations, foreign investment in the exploration and mining of minerals is generally encouraged, in particular in relation to minerals in the western region of China.

Until January, 2000, the production, purchasing, distributing, manufacturing, using, recycling, import and export of silver was strictly regulated by the Regulations of the People’s Republic of China on the Control of Gold and Silver.  Since then however, China’s silver market has been fully opened and silver is now treated as a commodity not subject to any special control or restrictive regulation by the State.  However, foreign investment in the exploration and mining of silver remains restricted.  China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources.  MOLAR and its authorized provincial or local departments are responsible for approving applications for exploration permits and mining permits.  The approval of MOLAR is also required to transfer those rights.

Applicants must meet certain conditions for qualification set by the State.  Pursuant to the Mineral Resources Law, the applicant for a mining right must present stated documents, including a plan for development and use of the mineral resources and an evaluation report of the environmental impact thereof.  The Mineral Resources Law allows individuals to excavate sporadic resources, sand, rocks and clay for use as materials for construction and a small quantity of mineral resources for sustenance.  However, individuals are prohibited from mining mineral resources that are more appropriate to be mined in scale by an enterprise, the specified minerals that are subject to protective mining by the State and certain other designated mineral resources, as may be determined by MOLAR.  Once granted, all exploration and mining rights are protected by the State from encroachment or disruption under the Mineral Resources Law.  It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working order of exploration areas.

Exploration Rights

Exploration permits are registered and issued to “licensees”.  The period of validity of an “Exploration Permit” can be no more than three years.  The Exploration Permit area is described by a “basic block”.  An Exploration Permit for metallic and non-metallic minerals has a maximum of 40 basic blocks.

When a mineral that is capable of economic development is discovered, the licensee may apply for the right to develop such mineral.  The period of validity of an “Exploration Permit” can be extended by application and each extension can be no more than two years in duration.  During the term of the Exploration Permit, the licensee has the privileged priority to obtain the mining right to the mineral resources in the exploration area covered by the Exploration Permit, provided the licensee meets the conditions of qualification for mining rights holders.  Further, the licensee has the rights, among others, to: (i) explore without interference within the area under permit during the permit term, (ii) construct exploration facilities, and (iii) pass through other exploration areas and adjacent ground to access the permitted area.  After the licensee acquires the Exploration Permit, the licensee is obliged to, among other things: (i) start exploration within the prescribed term, (ii) explore according to a prescribed exploration work scheme, (iii) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (iv) make detailed reports to local and other licensing authorities, (v) close and occlude the wells arising from prospect work, (vi) take other measures to protect against safety concerns after the prospect work is completed, and (vii) complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Mining Rights

Holders of mining rights, or “concessionaires”, are granted licenses to mine for maximum terms of 10 to 30 years, based on magnitude of the mining project.  The concessionaires may extend the term of a mining license with an application at least 30 days prior to expiration of the term.  The user fee for the mining right is equal to RMB 1,000 per square kilometre per year.  Where there is any prior State investment in or State sponsored geological work conducted on a mineral property, the State must be compensated based on the assessed value of the State input before mining rights can be granted.  Concessionaires enjoy the rights, among others, to: (i) conduct mining activities during the term and within the mining area prescribed by the mining license, (ii) sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units), (iii) construct production and living facilities within the mine area, and (iv) use the land necessary for production and construction, in accordance with applicable law. Concessionaires are obliged to, among other things: (i) conduct mine construction or mining activities within a defined time period, (ii) conduct efficiently production, rational mining and comprehensive use of the mineral resources, (iii) pay resources tax and mineral resources compensation (royalties) pursuant to law, (iv) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (v) be subject to the supervision and management from both the departments in charge of geology and mineral resources, and (vi) complete and present mineral reserves forms and mineral resources development and use statistics reports, according to applicable law.

Transferring Exploration and Mining Rights

A mining enterprise may transfer its exploration or mining rights to others, subject to the approval of MOLAR or its authorized departments at provincial or local level, as the case may be.  An Exploration Permit may only be transferred if the transferor has: (i) held the Exploration Permit for two years as of the issue date, or discovered minerals in the exploration block, which are able to be explored or mined further, (ii) a valid and subsisting Exploration Permit, (iii) completed the stipulated minimum exploration expenditure, (iv) paid the user fees and the price for prospect rights pursuant to the relevant regulations, and (v) obtained the necessary approval from the authorized department in charge of the minerals.  Mining rights may only be transferred if the transferor needs to change the ownership of such mining rights because it is: (i) engaging in a merger or split, (ii) entering into equity or cooperative joint ventures with others, (iii) selling its enterprise assets, or (iv) engaging in a similar transaction that will lead to the alteration of the property ownership of the enterprise.  A Mining Permit may only be transferred if the transferor has: (i) commenced production for no less than one year, (2) a valid and subsisting Mining Permit without title dispute, and (iii) paid the user fees,  the price for the mining right, resource tax and mineral resource compensation pursuant to laws.

Environmental Laws

In the past ten years, laws and policies for environmental protection in China have moved towards stricter compliance and stronger enforcement. The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law, the Environment Impact Assessment Law and the Mineral Resources Law.  The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision of implementation and enforcement of environment protection laws and regulations.  Provincial governments also have the power to issue implementing rules and policies in relation to environmental protection in their respective jurisdictions.  Applicants for mining rights must submit environmental impact “assessments” and those projects that fail to meet environmental protection standards will not be granted licenses.

In addition, after exploration the licensee must perform water and soil maintenance and take steps towards environmental protection.  After the mining rights have expired or the concessionaire stops mining during the permit period and the mineral resources have not been fully developed, the concessionaire shall perform water and soil maintenance, land recovery and environmental protection in compliance with original development scheme, or must pay the costs of land recovery and environmental protection.  After closing, the mining enterprises shall perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay the costs of land recovery and environmental protection.

Chinese-Foreign Co-Operative Joint Ventures

Legal Framework

Each of the various joint venture entities through which the Company may carry out business in China has been or will be formed under the laws of China as a sino-foreign co-operative joint venture enterprise and is or will be a legal person with limited liability.  All joint ventures entered into, or to be entered into, by the Registrant must be approved by both the Ministry of Commerce (“MOC”) and the State Development and Reform Commission (“SDRC”) in Beijing or their provincial bureaus.

The establishment and activities of each of the Company’s joint venture entities are governed by the law of the People’s Republic of China on sino-foreign co-operative joint ventures and the regulations promulgated thereunder (the “China Joint Venture Law”).  As with all sino-foreign co-operative joint venture enterprises, the Company’s joint venture enterprises will be subject to an extensive and reasonably well-developed body of statutory law relating to matters such as establishment and formation, distribution of revenues, taxation, accounting, foreign exchange and labor management.  On January 1, 1997, an amendment to the Mineral Resources Law of China became effective.  Among other things, the amended law deals with foreign ownership of Chinese mines and mineral rights, and allows, under some circumstances, the transfer of exploration rights and mining rights.

Pursuant to this law, new regulations were made effective on February 12, 1998.  The MOLAR, administers a new computerized central mineral title registry established in Beijing, which has streamlined the application for exploration and mining permits.  Under existing laws, in order to form a mining joint venture, foreign companies always complete two levels of agreements. In general, the first level of agreement is a letter of intent or a memorandum of understanding, which sets forth broad areas of mutual co-operation.

The second level of agreement is a joint venture contract that sets out the entire agreement among the parties and contemplates the establishment of a “Chinese Legal Person,” a separate legal entity.  Before a joint venture can be created, an assessment or feasibility study of the proposed joint venture must be prepared and approved by the SDRC or its provincial bureau. Therefore, upon completing a co-operation agreement, the parties prepare a feasibility study of the proposed joint venture and submit this feasibility study to the SDRC for the project verification, the granting of which depends upon whether the proposed project broadly conforms to the economic policy issued by the government and any prescribed regulations.

Upon receiving this approval in principle, the parties then negotiate and prepare a joint venture contract and submit it to the MOC, or its provincial bureaus, which approves the specific terms of all joint venture contracts between Chinese and foreign parties.  Within one month after the receipt of a certificate of approval from MOC, a joint venture must register with the State Administration of Industry and Commerce (the “SAIC”).  Upon registration of the joint venture, a business license is issued to the joint venture.  The joint venture is officially established on the date on which its business license is issued.  Following the receipt of its business license, the joint venture applies to the MOLAR to approve and grant to the joint venture its exploration permits and/or mining licenses.

Governance and Operations

Governance and operations of a sino-foreign cooperative joint venture enterprise are governed by the Chinese joint venture law, the parties’ joint venture agreement and by the articles of association of each joint venture entity.  Pursuant to relevant Chinese laws, certain major actions of the joint venture entity require unanimous approval by all of the directors present at the meeting called to decide upon actions, such as amendments to the joint venture agreement and the articles of association; increase in, or assignment of, the registered capital of the joint venture; a merger of the joint venture with another entity; or the termination and dissolution of the joint venture enterprise.

Term

Under the joint venture agreement, the parties will agree to a term of the joint venture enterprise from the date a business license is granted.  However, the term may be extended with the unanimous approval of the board of directors of the joint venture entity and the approval of the relevant Chinese governmental entities.

Employee Matters

Each joint venture entity is subject to the Chinese employment laws and regulations.  In compliance with these laws and regulations, the management of the joint venture enterprise may hire and discharge employees and make other determinations with respect to wages, welfare, insurance and discipline of its employees.  Generally, in the joint venture agreement, the standard of salary, social welfare insurance and traveling expenses of senior management will be determined by the board of directors of the joint venture entity.  In addition, the joint venture will establish a special fund for enterprise development, employee welfare and incentive fund, and a general reserve.  The amount of after-tax profits allocated to the special funds is determined at the discretion of the board of directors on an annual basis.

Distributions

After provision for a reserve fund, an enterprise development fund and an employee welfare and incentive fund, and after provision for taxation, the profits of a joint venture enterprise will be available for distribution to the Company and its other shareholders, such distribution to be authorized by the board of directors of the joint venture entity.

Assignment of Interest

Under joint venture agreements and the Chinese Joint Venture Law, any assignment of an interest in a joint venture entity must be approved by the relevant governmental authorities.  The China Joint Venture Law also provides for pre-emptive rights and consent of the other party for proposed assignments by one party to a third party.

Liquidation

Under the Chinese Joint Venture Law and joint venture agreements, the joint venture entity may be liquidated in certain limited circumstances including the expiry of its term or any term of extension, inability to continue operations due to severe losses, failure of a party to honor its obligations under the joint venture agreement and articles of association in such a manner as to impair the operations of Chinese governmental entitles and force majeure.

Resolution of Disputes

In the event of a dispute between the parties, attempts will be made to resolve the dispute through consultation.  This is the practice in China and the Company believes that its relationship with Chinese governmental entities is such that it will be able to maintain a good working relationship with respect to the operations of its joint venture enterprises.  In the absence of a friendly resolution of any dispute, the parties may agree that the matter will be settled by an arbitration institute.  The parties may jointly select an arbitration institution to resolve disputes in the joint venture contract if it has been stated in the joint venture contract or when the dispute is raised.  Awards of the arbitration institute are enforceable in accordance with the laws of China by Chinese courts.  In the absence of a valid arbitration agreement, both parties or either party may decide to resort to Chinese courts to resolve disputes between the parties over the terms of the joint venture contract.

Expropriation

The Chinese Joint Venture Law also provides that China generally will not nationalize and requisition enterprises with foreign investment.  However, in special circumstances where demanded by social public interest, enterprises with foreign investment may be requisitioned by legal procedures, but appropriate compensation will be paid.

Division of Revenues

Revenues derived from operating joint ventures, once all necessary agreements, permits and licenses are obtained, will be divided between the Company and the entities which are parties to the joint venture according to the terms of each individual joint venture, which terms will vary from project to project.  The Company will be subject to various taxes on its revenues.

RISK FACTORS

In addition to the other information presented in this Annual Information Form, you should consider the following risk factors carefully in evaluating the Company and its business.

Limited Operating History

The Company has no history of earnings and there are no known commercial quantities of mineral reserves on the Company’s property. Accordingly it is not possible to predict when, if at all, the Company will generate revenues or income from its operations.

Exploration and Development is a Speculative Business

Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production. The marketability of minerals acquired or discovered by the Company may be affected by numerous factors which are beyond the control of the Company and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, the availability of mining equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection, the combination of which factors may result in the Company not receiving an adequate return of investment capital.

All of the properties in which the Company has an interest or a right to acquire an interest are in the exploration stages only and are without a known body of commercial ore. Development of the subject mineral properties would follow only if favourable exploration results are obtained. The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines.

There is no assurance that the Company’s mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of the Company’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.  Substantial expenditures are required to establish reserves through drilling and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

No Assurance of Production

Mineral exploration is highly speculative in nature, involves many risks, and frequently does not lead to the discovery of commercial reserves of minerals. While the rewards can be substantial if commercial reserves of minerals are found, there can be no assurance that the Company's past or future exploration efforts will be successful, that any production therefrom will be obtained, or that any such production which is attempted will be profitable.

Industry Specific Risks

The exploration, development, and production of minerals are capital-intensive businesses, subject to the normal risks and capital expenditure requirements associated with mining operations, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.

Limited Experience with Development-Stage Mining Operations

The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that the Company will have available to it the necessary expertise when and if the Company places its resource properties into production.

Factors Beyond Company's Control

Discovery, location and development of mineral deposits depends upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The exploration and development of mineral properties and the marketability of any minerals contained in such properties will also be affected by numerous factors beyond the control of the Company. These factors include government regulation, high levels of volatility in market prices, availability of markets, availability of adequate transportation and refining facilities and the imposition of new or amendments to existing taxes and royalties. The effect of these factors cannot be accurately predicted.

Uninsured Risks

The Company’s mining activities are subject to the risks normally inherent in mineral exploration, including but not limited to environmental hazards, industrial accident, flooding, periodic or seasonal interruptions due to climate and hazardous weather conditions, and unusual or unexpected formations. Such risks could result in damage to or destruction of mineral properties or production facilities, personal injury, environmental damage, delay in mining and possible legal liability.  The Company may become subject to liability for pollution and other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. The payment for such liabilities would reduce the funds available for exploration and mining activities and may have a material impact on the Company's financial position.

Currency Exchange Rates

The Company maintains its accounts in US dollar, Canadian dollar and Renminbi (RMB) denominations. The government of the PRC maintained the exchange rate between the RMB and the US dollar as a constant until July 2005 and thus exchange rates between the Canadian dollar and the RMB fluctuated in tandem with the changing exchange rates between the US and Canadian dollars. Since July 2005, the value of the RMB has been tied to a basket of currencies of China’s largest trading partners. Given that most of Minco Silver's expenditures are currently and are anticipated to be incurred in U.S. dollars and RMB, Minco Silver is subject to foreign currency fluctuations which may materially affect its financial position and operating results. The Company does not currently have a formal hedging program to mitigate foreign currency exchange risks.

Competition

The precious metal minerals exploration industry and mining business are intensely competitive. The Company competes with numerous other companies and individuals in the search for and the acquisition of attractive precious metal mining properties. Many of these competitors have substantially greater technical and financial resources than the Company. Competition could adversely affect the Company’s ability to acquire suitable properties or prospects in the future.

Future Financing

The Company has limited financial resources and has no assurance that additional funding will be available to it for further exploration and development of its projects. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Uncertainty of Estimates

Resource and reserve estimates of minerals are inherently imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may prove unreliable. Although estimated recoveries are based upon test results, actual recovery may vary with different rock types or formations in a way which could adversely affect operations.

Management and Directors

The success of the Company is currently largely dependent on the performance of its officers. The loss of the services of these persons will have a materially adverse effect on the Company’s business and prospects. There is no assurance the Company can maintain the services of its officers or other qualified personnel required to operate its business.

Failure to do so could have a material adverse affect on the Company and its prospects. The Company has not purchased any “key-man” insurance with respect to any of its directors or officers to the date hereof. The loss of any key officer of the Company could have an adverse impact on the Company, its business and its financial position.

Potential Conflicts of Interest

None of the Company’s officers and directors devotes their full-time efforts to the Company. Certain members of the Company’s board and officers of the Company also serve as officers or directors of other companies involved in natural resource exploration and development. Consequently, there exists the possibility that those directors and officers may be in a position of conflict. In particular, Ken Z. Cai and William Meyer are directors of and serve in management in each of the Company and Minco Gold.

In addition, Matthew Kavanagh serves as Chief Financial Officer and Mark Orsmond serves as Vice President, Finance with both the Company and Minco Gold. Any decision made by those directors and officers will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors or officers may have a conflict of interest. Nevertheless, there remains the possibility that the best interests of the Company will not be served because its directors and officers have other commitments.

Fluctuating Mineral Prices

Factors beyond the control of the Company may affect the marketability of metals discovered, if any. Metal prices have fluctuated widely, particularly in recent years. The effect of these factors cannot be predicted.

Title to Material Mining Properties and Nature of the Company’s Mining Interests

The Company does not have title to any resource properties. Rather, Minco China, the registered holder of the Fuwan Permits, has confirmed that it holds the Fuwan Permits on behalf of and in trust for the Company. However, the Company may not have any direct rights to enforce the Fuwan Permits itself.

In addition, the Amending Contract provides that the Company must make three instalment payments towards the purchase of the Fuwan Permits, two of which have been made as at the date of this Annual Information Form. If the Company fails to make the final instalment or any other related payments or expenditures in a timely manner, the Company may lose its interests in the Fuwan Permits.

In addition, Minco Gold assigned to Minco Silver its right under the Preliminary Changkeng JV Agreement to acquire up to a 51% interest in the silver mineralization underlying the Changkeng Permit. However, the Changkeng JV has not yet been established and the Changkeng Permit has not yet been transferred to Minco Gold or the Changkeng JV. There is no guarantee that Minco Gold and its other proposed joint venture partners will be able to establish and fund the Changkeng JV. If the Changkeng Permit is either not transferred to Minco Gold or the Changkeng JV, or if Minco Gold loses or alienates any or all of its interest in the Changkeng Permit, the Company’s interest in the silver mineralization underlying the Changkeng Property will be lost.  Therefore, the Company’s interest in the silver mineralization in the Changkeng Property is entirely dependent upon Minco Gold acquiring and maintaining an interest in the Changkeng Property. In the event that Minco Gold ceases to make its proposed investment contributions to the Changkeng JV, its interest in the joint venture, and by definition, Minco Silver’s interest in the silver mineralization of the Changkeng Property, would be subject to dilution or even termination. Moreover, the Company will be required to satisfy certain payments in order to earn an interest in the silver mineralization underlying the Changkeng Property. If such payments are not made by the Company (or any related party) in a timely manner, then the Company’s potential interest in the Changkeng Property’s silver mineralization could be lost.

The Changkeng Permit expired on September 10, 2006.  The Changkeng Permit was renewed and expires on September 10, 2008.  While the Changkeng Permit currently only specifically references the gold resource on the Changkeng Property, Minco Silver understands that the holder of the Changkeng Permit is entitled to submit to the PRC mining authorities in due course a comprehensive utilization plan in respect of all of the mineral resources on the Changkeng Property.

The Mining Industry Is Highly Speculative

The Company is engaged in the exploration for minerals which involves a high degree of geological, technical and economic uncertainty because of the inability to predict future mineral prices, as well as the difficulty of determining the extent of a mineral deposit and the feasibility of extracting it without the expenditure of considerable money.

Risks Related to Doing Business in China

Various matters that are specific to doing business in China may create additional risks or increase the degree of such risks associated with the Company’s activities.  These risks are discussed below.

PRC Political and Economic Considerations

The business operations of the Company will be located in, and the revenues of the Company derived from activities in, the PRC. Likewise, the Company’s operations in the PRC are currently conducted through and with the assistance of Minco China, a Chinese company. Accordingly, the business, financial condition and results of operations of the Company could be significantly and adversely affected by economic, political and social changes in the PRC. The economy of the PRC has traditionally been a planned economy, subject to five-year and annual plans adopted by the state, which set down national economic development goals. Since 1978, the PRC has been moving the economy from a planned economy to a more open, market-oriented system. The economic development of the PRC is following a model of market economy under socialism. Under this direction, it is expected that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will follow market forces and the rules of market economics.

However, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. In addition, there is no guarantee that a major turnover of senior political decision makers will not occur, or that the existing economic policy of the PRC will not be changed. A change in policies by the PRC could adversely affect the Company’s interests in China by changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, or the expropriation of private enterprises.

In order to conduct exploration and development of mineral deposits in the PRC, resource companies are required to obtain licenses and permits from the relevant authorities in the PRC, including a business license which authorizes companies to carry on business in the PRC. The business license of Minco China is subject to an annual review process pursuant to which it must pass annual inspections of the Administration for Industry and Commerce in the PRC. As a result, if Minco China does not pass its annual review it will not be authorized to carry on business in the PRC which may adversely affect the Company’s interests in the Fuwan Property. The Company believes that it and Minco China are operating in compliance with all applicable rules and regulations.

The purpose set out in Minco China’s articles of association includes, among other things, the application of advances and appropriate exploration and mining technology and scientific methods to develop mine exploration and development software and technology, improve exploration precision and accuracy, and to reduce exploration risks.

Minco China’s scope of business according to its articles of association includes, among others, the exploration of mineral deposits, development of exploration technology, and the development of software for mine exploration and development.  However, Minco China’s approved business scope contained in its business licence does not clearly state that Minco China is approved to conduct exploration and mining business because Minco China has not obtained the approval from the Ministry of Commerce for its exploration and mining business.  Minco China has applied to amend the scope of its business to more clearly include mining exploration and development.  Minco China’s application has been approved by the Beijing Metropolitan Department of Commerce and is subject to the final approval of the Ministry of Commerce.  While Minco China expects that its business scope application will be approved, no guarantee can be given that the Ministry of Commerce approval will ultimately be obtained.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of companies engaged in mineral resource exploration and development, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

The Company’s various property interests and potential property rights in the PRC involve various Chinese state-sector entities, including the GGEDC and 757 Team, whose actions and priorities may be dictated by government policies, instead of purely commercial considerations.  Additionally, companies (such as Minco China) with a foreign ownership component operating in the PRC may be required to work within a framework which is different to that imposed on domestic Chinese companies. The Chinese government is opening up opportunities for foreign investment in mining projects and this process is expected to continue. However, if the Chinese government should reverse this trend and impose greater restrictions on foreign companies, the Company’s business and future earnings could be negatively affected.

PRC Legal System and Enforcement

Most of the material agreements to which the Company or its affiliates are party or will be party in the future with respect to mining assets in the PRC are expected to be governed by Chinese law and some may be with Chinese governmental entities. The PRC legal system embodies uncertainties that could limit the legal protection available to the Company and its shareholders. The outcome of any litigation may be more uncertain than usual because: (i) the experience of the PRC judiciary is relatively limited, and (ii) the interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. The laws that do exist are relatively recent and their interpretation and enforcement involve uncertainties, which could limit the available legal protections. Even where adequate law exists in the PRC, it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on the Company.

Many tax rules are not published in the PRC, and those that are published can be ambiguous and contradictory, leaving a considerable amount of discretion to local tax authorities. PRC currently offers tax and other preferential incentives to encourage foreign investment. However, the tax regime of the PRC is undergoing review and there is no assurance that such tax and other incentives will continue to be available.

There is also no guarantee that the pursuit of economic reforms by the State will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in state policies affecting the mining industry may have a negative effect on its operating results and financial condition.

Environmental Considerations

Although the PRC has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented. The legislation provides for penalties and other liabilities for the violation of such standards and establishes, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are being or have been conducted.

The Company believes that there are not outstanding notices, orders or directives from central or local environmental protection agencies or local government authorities alleging any breach of national or local environmental quality standards by Minco China, GGEDC, the 757 Team or any other party in respect of the Fuwan Property. Although the Company intends to fully comply with all environmental regulations, there is a risk that permission to conduct exploration and development activities could be withdrawn temporarily or permanently where there is evidence of serious breaches of such standards.

Reliability of Information

While the information contained herein regarding the PRC has been obtained from a variety of sources, including government and private publications, independent verification of this information is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly reliable.

Title to Properties

The ability of the Company to carry out successful mining activities will depend on a number of factors. One of the most critical factors will be the ability of the Company to obtain tenure to the satisfaction of international lending institutions. While commitments to transfer or issue required permits and licences may have been made by the relevant statutory bodies, the transfer or issuance of any such licenses must be in accordance with PRC law and in particular the relevant mining legislation.

Conditions imposed by the PRC government as well as PRC mining legislation generally must also be complied with. No assurances can be given that these tenures will be granted to the Company through Minco China, or if they are granted, that the Company, through Minco China, will be in a position to comply with all conditions that are imposed. Furthermore, while it is common practice that permits and licenses may be renewed or transferred into other forms of licenses appropriate for ongoing operations, no assurance can be given that a renewal or a transfer will be granted to the Company, through Minco China, or, if they are granted, that the Company, through Minco China, will be in a position to comply with all conditions that are imposed.

Management of the Company believes that reasonable measures have been taken to ensure that the Fuwan Permits have been duly approved by and registered with all relevant authorities in the PRC in accordance with the laws and regulations in effect at the time such contributions were made and that Minco China is the registered owner of the Fuwan Permits. However, no legal opinion has been obtained as of the date of this Annual Information Form concerning the land, assets, permits and licenses relating to the properties over which the Company, through Minco China, has or may acquire an interest.

The Fuwan Silver Permit expired on July 20, 2007 while each of the Additional Permits are valid until April 7, 2008.  The Company has received the exploration permit in res pect of the Dadinggang Property which covers the northeast extension of the Fuwan Silver Deposit, which expires on April 7, 2008.   While the Company will, with the assistance of Minco China, take all steps necessary or possible to renew these permits, there is no guarantee that such renewal attempts will be successful.

To the knowledge of the Company, none of the property interests underlying the Fuwan Permits have been surveyed to establish boundaries. There can be no assurance that any governmental authority in the PRC could not significantly alter the conditions of or revoke the applicable exploration or mining authorizations held by the Company through Minco China or that the Company’s interest in such properties, through Minco China or otherwise, will not be challenged or impugned by third parties or governmental authorities.

In addition, there can be no assurance that the properties or other assets in which the Company has an interest are not subject to prior unregistered agreements, transfers, pledges, mortgages or claims and title may be affected by undetected defects as it is difficult to verify that no agreements, transfers, claims, mortgages, pledges or other encumbrances exist given the state of the legal and administrative systems in the PRC.

Ownership and Regulation of Mineral Resources is subject to extensive government regulation

Ownership of land in China remains with the States and the State, at the national, regional and local levels, is extensively involved in the regulation of exploration and mining activities. Transfers of exploration and mining rights are also subject to governmental approval.  Failure or delays in obtaining necessary approvals could have a materially adverse affect on the financial condition and results of operations of the Company. Nearly all mining projects in the PRC require government approval. There can be no certainty that any such approvals will be granted (directly or indirectly) to Minco China in a timely manner, or at all.

DIVIDENDS

All of the common shares of the Company are entitled to an equal share in the dividends declared and paid by the Company.  There are no restrictions in the Company's articles or elsewhere which could prevent the Company from paying dividends; however, the Company has not paid any dividends since incorporation and it is not contemplating that any dividends will be paid in the immediate future.  The directors of the Company will determine when, if any, dividends will be declared and paid in the future from funds properly applicable to the payment of dividends based on the Company's financial position at that time.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

As of March 23, 2007 the Company’s has 30,895,900 common shares issued and outstanding.  There are a total of 2,940,000 stock options granted to directors, officers, employees and contractors and 3,042,900 warrants for a fully diluted total of 36,878,800 common shares.

Description of Share Capital

The Company has an unlimited amount of common shares authorized without par value.  There is one class of shares only.  The holders of common shares are entitled to one vote for each share on all matters to be voted on by the shareholders.  At the annual general meeting of the Company, every member present in person or represented by proxy shall have one vote for each share of which such member is the registered shareholder. As at the date of this Annual Information Form, 30,895,900 common shares are issued and outstanding.

Voters of the common shares are entitled to one vote per share on all matters that may be brought before them.  Holders of the common shares are entitled to receive dividends when declared by the board of directors from funds legally available for that purpose.  The common shares are not redeemable, have no conversion rights and carry no pre-emptive or other rights to subscribe for additional shares.  The outstanding common shares are fully paid and non-assessable.

MARKET FOR SECURITIES

Since December 2, 2005, the Company’s common shares have been listed on the Toronto Stock Exchange.  The following table sets forth the reported monthly high and low prices and trading volumes of the Company’s common shares on the Toronto Stock Exchange since the Company’s initial public offering.

2006 & 2007	TSX ($) High	TSX ($) Low	Volume
2007
March 1, 2007 to March 23, 2007	3.37	2.69	2,126,145
February 2007	3.25	2.70	1,497,200
January 2007	2.83	2.49	1,231,587
December 2006	2.81	2.69	1,301,900
November 2006	3.50	2.65	1,851,600
October 2006	3.09	2.75	358,400
September 2006	3.65	2.83	289,900
August 2006	3.65	3.05	360,901
July 2006	3.55	2.90	255,640
June 2006	4.00	2.90	414,609
May 2006	4.20	3.12	1,819,516
April 2006	4.17	3.21	1,408,189
March 2006	4.50	3.17	1,846,080
February 2006	4.00	2.91	1,086,567
January 2006	3.99	1.70	3,277,938
2005
Dec. 2, 2005 to Dec. 31, 2005	2.00	1.55	347,985

The Company files reports and other information with the Canadian regulatory authorities on SEDAR.  Copies of these filings are located by accessing their respective website at www.sedar.com.

PRIOR SALES

The following table summarizes the sales of securities of the Company from incorporation to the date of this Annual Information Form:

Date	Price per Security	Number of Class of Securities	Reason for Issuance
August 20, 2004	$0.50(1)	14,000,000 Common Shares	Assignment of rights to Fuwan Property
November 24, 2004	$0.50	6,000,000 Special Warrants(2)	Private placement
May 9, 2005	$1.25	4,276,000 Special Warrants(2)	Private placement
December 1, 2005	$1.25	920,000 Common Shares	Prospectus Offering
November 17, 2006	$3.00	5,000,000 Common Shares	Prospectus Offering
December 1, 2006	$2.80	528,200 Common Shares	Prospectus Offering - Over Allotment

(1)

Representing the deemed price per share issued to Minco Gold in consideration for the assignment of all rights in the Fuwan Property held by Minco Gold and Minco China pursuant to the terms of the Assignment Agreement dated August 20, 2004 among the Company, Minco Gold, Minco China and Minco BVI.

(2)

These Special Warrants were converted into common shares upon closing of Minco Silver’s prospectus offering on December 1, 2005 and 10,276,000 common shares were thereby issued at no additional cost.

ESCROWED AND POOLED SECURITIES

Escrowed Securities

The Principals of the Company are Minco Gold, Silver Standard and all of the directors and senior officers of the Company.  Pursuant to an agreement (the “Escrow Agreement”) dated as of October 17, 2005 among the Company, Computershare Trust Company of Canada (the “Escrow Agent”) and the Principals of the Company, the Principals agreed to deposit an aggregate of 19,190,000 Common Shares in escrow (the “Escrowed Securities”) with the Escrow Agent.

The Escrow Agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of the Company’s Shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date.  Pursuant to the terms of the Escrow Agreement, the securities held in escrow may not be transferred or otherwise dealt with during the term of the Escrow Agreement unless the transfers or dealings within the escrow are:

(i)

transfers to continuing or, upon their appointment, incoming directors and senior officers of the Company or of a material operating subsidiary, with approval of the Company’s board of directors;

(ii)

transfers to an RRSP or similar trustee plan provided that the only beneficiaries are the transferor or the transferor’s spouse or children;

(iii)

transfers upon bankruptcy to the trustee in bankruptcy; and

(iv)

pledges to a financial institution as collateral for a bona fide loan, provided that upon a realization the securities remain subject to escrow.  Tenders of Escrowed Securities to a take-over bid are permitted provided that, if the tenderer is a Principal of the successor corporation upon completion of the take-over bid, securities received in exchange for tendered Escrowed Securities are substituted in escrow on the basis of the successor corporation’s escrow classification.

As of December 5, 2005 a total of 4,797,500 common shares were released from Escrow.  As of June 1, 2006 a total of 4,797,500 common shares were released from Escrow and on December 2, 2006 a total of 4,797,500 were released.  As at December 31, 2006 there is a balance of 4,797,500 common shares held in Escrow (which represent approximately 15.53% of the issued and outstanding common shares of the Company).  The following table sets forth details of the issued and outstanding common shares that are subject to the Escrow Agreement as of the date of this Annual Information Form:

Name	No. of Escrowed Common Shares
Minco Gold Corporation	3,500,000
Silver Standard Resources Inc.	1,240,000
William Meyer	27,500
Wade Dawe	30,000
Balance as at March 23, 2007	4,797,500

Pooled Securities

Pursuant to an agreement (the “Pooling Agreement”) dated as of November 24, 2004 among the Company, Minco Gold and certain holders of an aggregate of 1,440,000 special warrants, the parties agreed to deposit the 1,440,000 common shares issued to them upon the exercise of such special warrants in trust with Minco Gold, to be released as follows:  (i) 20% on the fifth business day following the date of issuance of a decision document for the Company’s prospectus  (the “Initial Release Date”); (ii) 20% three months following the Initial Release Date; (iii) 20% six months after the Initial Release Date; (iv) 20% nine months after the Initial Release Date; and (v) 20% twelve months following  the Initial Release Date.

On November 24, 2005 the Company released a total of 288,000 common shares which were held in escrow pursuant to the Pooling Agreement.  As at December 31, 2006 there were no common shares subject to the Pooling Agreement.

DIRECTORS AND OFFICERS

Name, Address, Occupation and Security Holding

The following table sets forth the name, municipality and province of residence, position held with the Company, principal occupation and number of common shares of the Company beneficially owned for each person who is a director or executive officer of the Company. Each director’s term of office expires at the next annual general meeting of shareholders.  At such meeting, each current director is seeking re-election.

Name, Municipality and Province of Residence and Position with the Company(8)	Principal Occupation(8)	Director/Officer Since	Number of Commons Shares Held(2)(3)
Dr. Ken Z. Cai(9) Vancouver, B.C. President, Chief Executive Officer and Director	Director, CEO and President of Minco Gold Corporation (formerly “Mining & Metals Corporation”)	August 20, 2004	Nil (4)
William Meyer(6) (9) Vancouver, B.C. Chairman and Director Former Member of Audit Committee	Director and Chairman of the Board, of Minco Gold Corporation (formerly “Mining & Metals Corporation”)	August 20, 2004	62,500(4)(5)
Robert Quartermain(1)(7)(9) Vancouver, B.C. Director	Director and President of Silver Standard	October 4, 2004	Nil (5)

Name, Municipality and Province of Residence and Position with the Company(8)	Principal Occupation(8)	Director/Officer Since	Number of Commons Shares Held(2)(3)
Wade Dawe(1) (9) Bedford, Nova Scotia Director	Director, President and CEO of Linear Gold Corp.	December 8, 2004	105,000
Chan-Seng Lee(1) (9) Vancouver, B.C. Director	Chartered Accountant; Currently Comptroller of Partnerships BC Inc.	December 10, 2004	Nil
Matthew Kavanagh(9) Vancouver, B.C. Chief Financial Officer	Chief Financial Officer of Minco Gold Corporation (formerly “Mining & Metals Corporation”) and Chief Financial Officer of Tranzcom China Security Networks Inc.	August 4, 2006	Nil
Timothy D. Marlow(9) White Rock, B.C. VP Operations	VP Operations of Minco Silver Corporation	February 15, 2007	Nil
Mark Orsmond(9) Vancouver, B.C. Vice President Corporate Development	Vice President, Finance of Minco Gold Corporation (formerly “Mining & Metals Corporation”)	June 9, 2006	Nil
Brigitte M. McArthur(9) Vancouver, B.C. Corporate Secretary	Corporate Secretary of Minco Gold Corporation (formerly “Mining & Metals Corporation”)	April 1, 2005	Nil
Jin (Fiona) Zhou(9) Vancouver, B.C. Controller	Controller of Minco Gold Corporation (formerly “Mining & Metals Corporation”)	October 19, 2004	Nil

Notes:

(1)	Current member of the Audit Committee of the Company.
(2)

Common shares and options beneficially owned, directly and indirectly, or over which control or direction is exercised, at the date hereof, based upon the information furnished to the Company by individual directors and officers.  Unless otherwise indicated, such shares are held directly.  These figures do not include shares that may be acquired on the exercise of any share purchase warrants or stock options held by the respective directors or officers. In addition to the shares disclosed in the table, the directors and officers also hold incentive stock options to purchase additional common shares of the Company, as follows: 500,000 options are held by Dr. Ken Cai; 350,000 options are held by William Meyer; 200,000 options are held by Robert Quartermain; 200,000 options are held by Wade Dawe; 200,000 options are held by Chan-Seng Lee;150,000 options are held by Matthew Kavanagh; 200,000 options are held by Mark Orsmond; 100,000 options are held by brigitte M. McArthur; and 100,000 options are held by Jin (Fiona) Zhou.

(3)

The directors, nominees, officers and other members of management of the Company, as a group, beneficially own, directly or indirectly, 167,500 common shares of the Company.  In addition, Minco Gold Corporation and Silver Standard Resources Inc., companies which have common directors with the Company, hold a further 18,845,200 common shares (see footnotes (4) and (5) below).  In aggregate, these shares represent 61.56% of the total issued and outstanding common shares of the Company.

(4)

Dr. Ken Cai and William Meyer are Directors and senior officers of Minco Gold Corporation which holds 14,000,000 Common Shares of the Company representing 45.3% of the total issued and outstanding common shares of the Company.

(5)

Robert Quartermain and William Meyer are Directors and Mr. Quartermain is the President of Silver Standard  Resources Inc. which holds 4,845,200 Common Shares of the Company representing 15.7% of the total issued and outstanding common shares of the Company.

(6)	Mr. Meyer was a member of the Audit Committee from May 31, 2005 to November 23, 2005.
(7)	Mr. Quartermain became a member of the Audit Committee on November 23, 2005.

Notes:  (Continued)

(8)	The information as to country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.
(9)	Resident of Canada.

The following is a brief description of the background of each of the above individuals.

Dr. Ken Z. Cai, President, Chief Executive Officer and Director

Dr. Cai has been the President and Chief Executive Officer and a director of Minco Silver since August 2004 and the President, Chief Executive Officer and a director of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”) since February 1996. Dr. Cai holds a Ph.D. in mineral economics from Queens University in Kingston, Ontario.  Dr. Cai, a Chinese national now living in Canada, has 20 years' experience in mineral exploration, project evaluation, corporate financing and company management. He has been the driving force behind the Company and responsible for negotiating the property agreements in China. He has a wide range of high-level contacts in the Chinese mining communities and this has allowed Minco to access data on a large number of projects throughout China.

Dr. Cai serves as a director and/or officer of the following publicly-traded companies: Minco Gold & Metals Corporation, a TSX listed company (Director, President and CEO); Tranzcom China Security Networks Inc., a TSX Venture listed company (Director and Chairman); Linear Metals Corporation (Director) a TSX Venture listed company and East Energy Corp. (formerly “Gobi Gold Inc.”), a TSX Venture listed company (Director).  Dr. Cai has not entered into a non-competition or non-disclosure agreement with the Company and is 42 years of age. It is anticipated that Dr. Cai will spend approximately 40% of his time on the affairs of the Company.

William Meyer, Director

William Meyer has been a director and the Chairman of Minco Silver since August 2004. Mr. Meyer has served as a director of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”) since July 1999 and was appointed Chairman of Minco Gold in November 1999. Mr. Meyer graduated from the University of British Columbia in 1962 with a B.Sc. in Geology. After graduation, he was employed as an exploration geologist with Phelps Dodge Corporation of Canada and, later, as senior geologist with Gibraltar Mines Ltd. In 1967, he joined the consulting firm of Western Geological Services as a partner and in 1975 formed his own consulting firm, W. Meyer and Associates.

Mr. Meyer joined Teck Exploration Ltd., the wholly-owned exploration subsidiary of Teck Corporation, in 1979 as Exploration Manager for Western Canada and the United States. In 1991, he was appointed President of Teck Exploration Ltd. From November 1993 to April 1998, Mr. Meyer held the position of Vice-President, Exploration with Teck Corporation (now Teck Cominco Ltd.) responsible for the direction of exploration activities for Teck Corporation and its associated companies worldwide.

Mr. Meyer is a member of the Association of Professional Engineers of British Columbia, the Canadian Institute of Mining & Metallurgy, the Prospectors & Developers Association of Canada and the Association for Mineral Exploration British Columbia.  Mr. Meyer serves as a director and/or officer of the following publicly-traded companies: Minco Gold Corporation, a TSX listed company (Director and Chairman); Silver Standard Resources Inc., a TSX and NASDAQ listed company (Director); Trans America Industries Ltd., a TSX Venture listed company (Director); New Cantech Ventures Inc., a TSX Venture listed company (Director); GGL Diamond Corp., a TSX Venture listed company (Director); and Lysander Minerals Corporation, a TSX Venture listed company (Director).  Mr. Meyer has not entered into a non-competition or non-disclosure agreement with the Company and is 69 years of age. It is anticipated that Mr. Meyer will spend approximately 35% of his time on the affairs of the Company.

Robert Quartermain, Director

Robert Quartermain has served as a director of Minco Silver since October 2004. Mr. Quartermain has been involved in the resource industry for over 25 years. He obtained a Bachelor of Science Degree from the University of New Brunswick in 1977 and M.Sc. in Mineral Exploration from Queen’s University in 1981. Mr. Quartermain worked as an exploration geologist focusing on gold, uranium and base metals for U.S. Steel and AMAX prior to joining the Teck Group in 1981. He worked as an assistant mine geologist at two of Teck’s underground operations and was project geologist in charge of the exploration of the David Bell Gold Mine at Hemlo.  In 1985, Mr. Quartermain took over as President of Silver Standard and since that time has been focusing Silver Standard’s activities on exploration for and acquisition of precious metals with a more recent focus on silver projects throughout the world.

Mr. Quartermain serves as a director and/or officer of the following publicly-traded companies: Silver Standard Resources Inc., a TSX and NASDAQ listed company (Director and President); Radiant Resources Inc., a TSX Venture (NEX board) listed company (Director and President); Canplats Resources Corporation, a TSX Venture listed company (Director); and Vista Gold Corp., a TSX and AMEX listed company (Director).  Mr. Quartermain has not entered into a non-competition or non-disclosure agreement with the Company and is 52 years of age. It is anticipated that Mr. Quartermain will spend approximately 5% of his time on the affairs of the Company.

Wade K. Dawe, Director

Wade K. Dawe has been a director of Minco Silver since December 2004.  He has been an entrepreneur in Canadian mining and venture capital industries since 1994.  With extensive contacts in the business and investment banking communities he has consulted for a number of successful publicly traded Canadian companies.  Mr. Dawe served as Director and Vice President of Linear Gold Corp. ("Linear") from February of 20002 to September 2003, at which time he was appointed Chairman, President and CEO.  He is also a founding shareholder of Keeper Resources Inc., a Calgary-based producer of oil and gas, and retains a position on its board.  Mr. Dawe earned a Bachelor of Commerce degree from Memorial University of Newfoundland (MUN) in 1992.

Mr. Dawe serves as a director and/or officer of the following publicly-traded companies:  Linear Gold Corp., a TSX listed company (Director and President); Keeper Resources Inc., a TSX Venture listed company (Director); Linear Metals Corporation, a TSX Venture listed company (President, CEO, and Director), and East Energy Corp. (formerly "Gobi Gold Inc."), a TSX Venture listed company (Director).  Mr. Dawe has not entered into a non-competition or non-disclosure agreement with the Company and is 37 years of age. It is anticipated that Mr. Dawe will spend approximately 5% of his time on the affairs of the Company.

Chan-Seng Lee, Director

Chan-Seng Lee has been a director of Minco Silver since December 2004. He is presently the Controller for Partnerships British Columbia Inc., a corporation which serves the public interest by analyzing, structuring and implementing innovative partnerships to build and maintain public infrastructure in British Columbia. Prior to that he was the Chief Financial Officer of CML Global Capital Ltd. (“CML”), an international investment firm and an officer of Consolidated Properties Ltd. (“COP”), a commercial real estate company. CML and COP were both publicly listed companies on the Toronto Stock Exchange at the time of Mr. Lee’s involvement.

Chan-Seng is a Chartered Accountant and is a current member of the Institute of Chartered Accountants of British Columbia and the Canadian Institute of Chartered Accountants.  Mr. Lee has not entered into a non-competition or non-disclosure agreement with the Company and is 37 years of age. It is anticipated that Mr. Lee will spend approximately 10% of his time on the affairs of the Company.

Matthew Kavanagh, Chief Financial Officer

Mr. Kavanagh has been the Company’s Chief Financial Officer since August 2006. Mr. Kavanagh is also the Chief Financial Officer for Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”), a TSX Listed Company and Tranzcom China Security Networks Inc., a TSX Venture Listed Company.  Mr. Kavanagh is a Chartered Accountant with 18 years experience with both public accounting firms and private companies.  Mr. Kavanagh was the Director of Finance and Corporate Compliance with Dragon Pharmaceutical Inc., a publicly listed company trading on the TSX and OTCB from July 2001 to July 2006.  Previously he was Corporate Controller of Canadian Maple Leaf Financial Corporation, listed on the TSE and Maynards Industries Ltd., a privately held company.  Mr. Kavanagh has not entered into a non-competition or non-disclosure agreement with the Company and is 51 years of age. It is anticipated that Mr. Kavanagh will spend approximately 40% of his time on the affairs of the Company.

Mark Orsmond, Vice President Corporate Development

Mr. Orsmond has been the Company's Vice President Corporate Development since June 2006.  Mr. Orsmond holds a Bachelor of Commerce Degree in Accounting Science from the University of South Africa (B.Compt).  In 2004, Mr. Orsmond became a member of Institute of Chartered Secretaries of Canada (CISA), and in 2005, he became a member of the Professional Logistics Institute (P.Log).

In 1997 became a member of The Institute of Certified Public Accountants of South Africa Mr. Orsmond has approximately 8 years of management accounting and corporate finance experience.  Since immigrating to Canada in March 2000., Mr. Orsmond has taken on a number of part-time CFO and corporate finance assignments for both private and public-traded companies. Mr. Ormond has been the President of Mercantile Consulting Limited since 2001.  Mr. Orsmond has also spent approximately three years working as a part-time management consultant to BC Hydro.  Mr. Orsmond is also the Vice President Corporate Development of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”).  Mr. Orsmond has not entered into a non-competition or non-disclosure agreement with the Company and is 39 years of age. It is anticipated that Mr. Orsmond will spend approximately 40% of his time on affairs of the Company.

Timothy D. Marlow, VP Operations

Mr. Marlow has been the Company’s VP Operations since February 2007.  Mr. Marlow is a graduate of the Camborne School of Mines, U.K.  He has more than 35 years in the international mining industry.  He has held such positions as Executive Vice President, LSSC Inc., Chief Operating Officer (Asia) of Carbon Mining PLC, Vice President Operations and Director of Filminera Resources Corp.; General Manager/Director of Korean Exploration & Mining Co. Ltd., Executive Director of Sun Shin Mines Inc., Vice President Mining, Executive-Director of Consolidated Silver Tusk Mining Ltd. and various other positions.  Mr. Marlow has not entered into a non-competition or non-disclosure agreement with the Company and is 62 years of age. It is anticipated that Mr. Marlow will spend 100% of his time on affairs of the Company.

Brigitte M. McArthur, Corporate Secretary

Ms. McArthur has been the Company’s Corporate Secretary since April 1, 2005. Ms. McArthur is a self-employed consultant since 1999 providing administration and regulatory compliance services to public companies and private companies. Ms. McArthur has 19 years experience working with publicly trading companies. She has served in several capacities such as corporate secretary, director and treasurer of several publicly trading companies since 2000.  Ms. McArthur also serves as the Corporate Secretary of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”), a TSX listed company.  Ms. McArthur has not entered into a non-competition or non-disclosure agreement with the Company and is 43 years of age. It is anticipated that Ms. McArthur will spend approximately 30% of her time on the affairs of the Company.

Fiona Zhou, Controller

Ms. Zhou has been the Company’s controller since October 19, 2004. Ms. Zhou devotes approximately 50% of her time to the Company’s business. She is currently a CGA Member and a CPA Member in China. Ms. Zhou is also a Certified SAP Consultant specializing in Financial Accounting and Cost Accounting and she holds a Bachelor's Degree in Commerce, majoring in Financing. Ms. Zhou has over 10 years of experience in accounting and auditing in both Canada and China. Previously she served as the accounting manager of several companies and has held several positions such as finance supervisor and senior auditor.

Ms. Zhou also serves as the Controller of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”), a TSX listed company.  Ms. Zhou has not entered into a non-competition or non-disclosure agreement with the Company and is 35 years of age. It is anticipated that Ms. Zhou will spend approximately 30% of her time on the affairs of the Company.

Directors hold office until the next annual general meeting of the shareholders of the Company when their successor is duly elected, or until their successor is appointed if an office is vacated in accordance with the articles of the Company.

The Company is required to have an audit committee, the committee members are Messrs. Lee, Dawe and Quartermain, all of whom are independent directors.  The Company also has a Compensation Committee.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as described below, to the best of the Company’s knowledge, no director or officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

a)

is, as at the date hereof, or has been, within the ten years before the date hereof, a director or executive officer of any issuer that while that person was acting in that capacity,

(i)

was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemption under securities legislation for a period of more than 30 consecutive days;

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days;

(iii)

or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

b)

has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation related to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Ken Cai is the Chairman and a director of Tranzcom China Security Networks Inc. (“Tranzcom”).  Matthew Kavanagh was appointed Chief Financial Officer of Tranzcom on November 1, 2006.  On September 18, 2006, a cease trade order was issued against Tranzcom by the British Columbia Securities Commission.  The cease trade order was issued in response to Tranzcom’s failure to file its financial statements within the time periods mandated by National Instrument 51-102.  As of the date of this Information Circular there are no cease trade orders with respect to Tranzcom China Security Networks Inc. and all financial statements have been filed with the necessary regulatory authorities.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(i)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Some of the directors and officers of the Company are also directors or officers of other reporting and non-reporting issuers who are engaged in other natural resource exploration and development, pharmaceutical industry, wastewater management technology and other industry sectors.  Accordingly, conflicts of interest may arise which could influence the decisions or actions of directors or officers acting on behalf of the Company.  The Company is not aware of any conflicts of interest between the Company and any of its directors and officers as of the date of this Annual Information Form.

LEGAL PROCEEDINGS

The Company is not a party to any outstanding legal proceedings, and the directors of the Company do not have any knowledge of any contemplated legal proceedings that are material to the business and affairs of the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at the date of the Annual Information Form, each of the persons owning or exercising control or direction over 10% or more of the Company’s issued and outstanding common shares.

Title of Class	Identity of Holder	Amount Owned	Percent of Class (1)
Common shares	Minco Gold Corporation	14,000,000	45.3%
Common shares	Silver Standard Resources Inc.	4,845,200	15.7%

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

In 2006, the Company paid consulting fees to Ken Cai in the amount of $164,075 (December 31, 2005 – $122,710). The consulting fees are included in exploration costs, property investigation, management fees and investor relations in the Company’s Audited Financial Statements for the year ended December 31, 2006.

TRANSFER AGENTS AND REGISTRAR

The Company's registrar and transfer agent for its common shares is Computershare Trust Company of Canada, located at 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, Canada, telephone: 604-661-0224, fax: 604-661-9401, internet: www.computershare.com.

MATERIAL CONTRACTS

The following contracts are the only contracts, other than those entered into in the ordinary course of business, that are material to the Company and entered into within the Company’s most recently completed financial year, or before the most recently completed financial year but still in effect:

Assignment Agreement dated August 20, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
Preliminary Fuwan JV Agreement dated April 16, 2004 and amended August 18, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
Fuwan JV Agreement dated September 28, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
757 Transfer Agreement dated November 19, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
Transfer Confirmation Agreement dated November 19, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
First Confirmation Agreement dated May 2, 2005	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
Amending Contract dated January 10, 2006	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
Second Confirmation Agreement dated August 24, 2006	As described under “Description of the Business of the Company - Principal Mining Interests - Fuwan Property”.
Preliminary Changkeng JV Agreement dated April 16, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Changkeng Property”.
Changkeng JV Agreement dated September 28, 2004	As described under “Description of the Business of the Company - Principal Mining Interests - Changkeng Property”.
Silver Standard Agreement dated October 4, 2004	As described under “Description of the Business of the Company - The Silver Standard Agreement”.
Guanhuatang Permit

The reconnaissance survey exploration permit (# 0100000510045) in respect of the 37.38 km2 Guanhuatang silver and multi-metals property in Foshan City of Guangdong Province, having validity from April 7, 2005 to April 7, 2008.

Luoke-Jilinggang Permit

The reconnaissance survey exploration permit (# 0100000510046) in respect of the 75.55 km2 Luoke-Jilinggang silver and multi-metals property in Gaoyao City, Zhaoqing City of Guangdong Province, having validity from April 7, 2005 to April 7, 2008.

Guyegang-Sanyatang Permit

The reconnaissance survey exploration permit (# 0100000510047) in respect of the 91.91 km2 Guyegang-Sanyatang silver and multi-metals property in Gaomong Region, Foshan City of Guangdong Province, having validity from April 7, 2005 to April 7, 2008.

Fuwan Silver Permit

The reconnaissance survey exploration permit (# 0100000520120) in respect of the 0.79 km2 Fuwan silver property in Gaomong Region, Foshan City of Guangdong Province, having validity from July 20, 2005 to July 20, 2007.

Changkeng Permit

means the reconnaissance survey exploration permit (#0100000630294) which expires on September 10, 2008 in respect of the 1.19 km2 Changkeng gold property in Gaoyao City of Guangdong Province in southern China.

Dadinggang Permit

means the reconnaissance survey exploration permit (#0100000620526) which expires on April 7, 2008 in respect of the 0.395 km2 Dadinggang silver and multi-metals property in Gaoyao City of Zhaoqing City in Guangdong Province.

Cost Sharing Agreement Inc. dated January 1, 2007

The Company shares office space and miscellaneous office overhead expenses with Minco Gold, Tranzcom China Security Networks Inc. and Aquasol Environtech (Canada) Inc. pursuant to an agreement dated January 1, 2007.  Pursuant to the office and cost sharing agreement, Minco Gold allocates rent and overhead expenses to each of the Company, Tranzcom China Security Networks Inc. and Aquasol Envirotech (Canada) Inc. at cost.

Escrow Agreement dated October 17, 2005

The Escrow Agreement between the Company, Computershare Trust Company of Canada and the Principals of the Company pursuant to which, the Principals deposited an aggregate of 19,190,000 Common Shares into escrow.

Voluntary Pooling Agreement dated November 24, 2004	Voluntary Pooling Agreements between the Company, Minco Gold Corporation and certain holders of special warrants dated November 24, 2004
Various Stock Option Agreements	Various stock option agreements dated February 14, 2006, March 21, 2006; June 8, 2006; and August 4, 2006 between the Company and certain officers, directors and employees of the Company

The consulting agreements in connection with remuneration to certain members of management are described under “Interest of Management and Others in Material Transactions”.

INTERESTS OF EXPERTS

The following persons and companies have prepared or certified a statement, report or valuation on behalf of the Company as follows during the twelve months ended December 31, 2006, and to the date of this Annual Information Form: (i) Ernst & Young LLP, Chartered Accountants, prepared an audit report as auditors of the Company, in connection with the audit of the Company's annual financial statements for the year ended December 31, 2006; (ii) Eugene Puritch, P.Eng. of P&E Mining Consultants Inc. and Tracy Armstrong, P.Geo prepared a report entitled “Amended and Revised Updated Technical Report and Resource Estimate on the Fuwan Property, Guangdong Province China” Dated November 2, 2006 in accordance with National Instrument 43-101.  None of the above-noted persons or companies hold a registered or beneficial interest, direct or indirect, in any securities or other property of the Company and its associates and affiliates.

PROMOTER

As Minco Gold took the initiative in forming the Company in 2004 and remains a significant shareholder of the Company, Minco Gold would be considered a promoter of the Company within the meaning of the securities laws of certain provinces and territories of Canada. Minco Gold files reports and other information with the Canadian regulatory authorities on SEDAR.  Copies of these filings can be located at www.sedar.com.

AUDIT COMMITTEE

The complete text of the Company’s audit committee charter is attached hereto as Schedule “A”.

Composition of the Audit Committee

The following are the members of the Company’s audit committee:

Robert Quartermain	Independent (1)	Financially Literate (2)
Wade Dawe	Independent (1)	Financially Literate (2)
Chan-Seng Lee	Independent (1)	Financially Literate (2)

(1)

A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(2)

An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Company’s audit committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of Multilateral Instrument 52-110 (“MI 52-110”) (De Minimis Non-audit Services), or an exemption from MI 52-110, in whole or in part, granted under Part 8 of Multilateral Instrument 52-110.

Pre-Approval Policies and Procedures

The Company’s audit committee has adopted specific policies and procedures for the engagement of non-audit services as described above under the heading "External Auditors".

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company's external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees ($)	Audit Related Fees ($)	Tax Fees ($)	All Other Fees ($)
December 31, 2006	109,800	-	11,000	-
December 31, 2005	63,800	15,625	40,143	-

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, as applicable, is contained in the Company’s financial statements and management’s discussion and analysis for the 12 month period ended December 31, 2006. Additional information relating to the Company may be found on SEDAR at www.sedar.com.

SCHEDULE “A”

MINCO SILVER CORPORATION

AUDIT COMMITTEE CHARTER

Mandate

The primary function of the audit committee (the "Committee") is to assist the board of directors in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company's systems of internal controls regarding finance and accounting and the Company's auditing, accounting and financial reporting processes. The Committee's primary duties and responsibilities are to:

•

Serve as an independent and objective party to monitor the Company's financial reporting and internal control system and review the Company's financial statements.

•

Review and appraise the performance of the Company's external auditors.

•

Provide an open avenue of communication among the Company's auditors, financial and senior management and the Board of Directors.

Composition

The Committee shall be comprised of three directors as determined by the Board of Directors, the majority of whom shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee. At least one member of the Committee shall have accounting or related financial management expertise. All members of the Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the Audit Committee Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company's financial statements.

The members of the Committee shall be elected by the Board of Directors at its first meeting following the annual shareholders' meeting. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

Meetings

The Committee shall meet a four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

(a)

Review and update the Charter annually.

(b)

Review the Company's financial statements, MD&A and any annual and interim earnings, press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

External Auditors

(a)

Review annually, the performance of the external auditors who shall be ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders of the Company.

(b)

Recommend to the Board of Directors the selection and, where applicable, the replacement of the external auditors nominated annually for shareholder approval.

(c)

Review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements.

(d)

Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company's external auditors.

Provided the pre-approval of the non-audit services is presented to the Committee's first scheduled meeting following such approval such authority may be delegated by the Committee to one or more independent members of the Committee.

Financial Reporting Processes

(a)

In consultation with the external auditors, review with management the integrity of the Company's financial reporting process, both internal and external.

(b)

Consider the external auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

(c)

Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the external auditors and management.

(d)

Following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(e)

Review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements.

(f)

Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

(g)

Review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters.

(h)

Review certification process.

(i)

Establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Other

Review any related-party transactions.